Exhibit 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
BY AND AMONG
CHAMPION ENTERPRISES HOLDINGS, LLC
and
NEW CHAMPION HOMES, INC.
as Purchasers
AND
CHAMPION ENTERPRISES, INC.
and
CERTAIN SUBSIDIARIES OF CHAMPION ENTERPRISES, INC.
as Sellers
Dated as of February 5, 2010

TABLE OF CONTENTS

ARTICLE I
1.1.	Purchase and Sale of Assets by Asset Purchaser	1
1.2.	Purchase and Sale of Assets by New Holdco	5
1.3.	Excluded Assets	5
1.4.	Assumption of Liabilities by the Asset Purchaser	7
1.5.	No Assumption of Liabilities by New Holdco	9
1.6.	Excluded Liabilities	9
1.7.	Assumption and/or Assignment of Contracts	11
1.8.	Updates to Purchased and Excluded Assets and Assumed and Excluded Liabilities	15
1.9.	Designation of Seller Securities as Acquired Assets	16
1.10.	Potential 338(g) Elections	16
1.11.	Intercompany Loans	16
1.12.	“As Is” Transaction	17

ARTICLE II
2.1.	Consideration to the Sellers	17
2.2.	Consideration to the DIP Lenders and First Lien Lenders	19

ARTICLE III
3.1.	Closing	19
3.2.	Closing Deliveries by Sellers	20
3.3.	Closing Deliveries by the Purchaser	21
3.4.	Termination of Agreement	22
3.5.	Procedure Upon Termination	24
3.6.	Effect of Termination	24

ARTICLE IV
4.1.	Corporate Organization and Qualification	25
4.2.	Champion and Subsidiaries	25
4.3.	Authority Relative to This Agreement	26
4.4.	Conflicts; Consents of Third Parties	26
4.5.	Absence of Certain Developments	27
4.6.	Litigation	27
4.7.	Intellectual Property	27
4.8.	Agreements, Contracts and Commitments; Certain Other Agreements	28
4.9.	Regulatory Matters; Permits	28
4.10.	Brokers and Finders	29
4.11.	Title to Assets; Sufficiency and Condition of Assets	29
4.12.	Tangible Personal Property	29
4.13.	Real Property.	29
4.14.	Compliance with Law; Permits	30
4.15.	Tax Returns; Taxes	31
4.16.	Employees	32
4.17.	Company Benefit Plans	33

i

4.18.	SEC Filings	36
4.19.	Affiliate Matters	36
4.20.	Insurance Policies	36
4.21.	Environmental Matters	37
4.22.	Customers, Vendors and Suppliers	38
4.23.	Accounts Receivable	38
4.24.	Inventory	39
4.25.	Financial Statements	39
4.26.	Capital Expenditures	39
4.27.	Absence of Undisclosed Liabilities	39
4.28.	Warranties	39
4.29.	Trade Payables and Administrative Expenses	39
4.30.	Permitted Encumbrances	40

ARTICLE V
5.1.	Corporate Organization and Qualification	40
5.2.	Authority Relative to This Agreement	40
5.3.	Consents and Approvals; No Violation	40
5.4.	Brokers and Finders	41
5.5.	Adequate Assurances Regarding Assigned Contracts	41

ARTICLE VI
6.1.	Employees	41
6.2.	Seller Plans	41
6.3.	WARN Act Liability	42
6.4.	No Third-Party Beneficiaries	42

ARTICLE VII
7.1.	Competing Bid and Other Matters	43
7.2.	Sale Order	44

ARTICLE VIII
8.1.	Conduct of Business of Sellers	45
8.2.	Access to Information	48
8.3.	Assignability of Certain Contracts, Etc	50
8.4.	Rejected Contracts	50
8.5.	Further Agreements	51
8.6.	Further Assurances	51
8.7.	Preservation of Records	52
8.8.	Publicity	53
8.9.	Communication with Acquired Customers	53
8.10.	Notification of Certain Matters	53
8.11.	Confidentiality	54
8.12.	Notification of the Sale	55
8.13.	Termination of Tax Sharing and Similar Agreements and Arrangements	55
8.14.	Due Inquiry of Permitted Encumbrances	55

ARTICLE IX
9.1.	Conditions Precedent to the Obligations of the Purchaser and Sellers	55
9.2.	Conditions Precedent to the Obligations of Sellers	56
9.3.	Conditions Precedent to the Obligations of the Purchaser	57

ARTICLE X
10.1.	Certain Definitions	59

ARTICLE XI
11.1.	Additional Tax Matters	70

ARTICLE XII
12.1.	Payment of Expenses	71
12.2.	Survival of Representations and Warranties; Survival of Covenants	71
12.3.	Entire Agreement; Amendments and Waivers	71
12.4.	Counterparts	71
12.5.	Governing Law	72
12.6.	Jurisdiction, Waiver of Jury Trial, Venue	72
12.7.	Notices	72
12.8.	Third Party Beneficiaries	73
12.9.	Binding Effect; Assignment	74
12.10.	Severability	74
12.11.	Bulk Sales Laws; Cooperation Regarding Sales or Use Tax Matters	74
12.12.	Injunctive Relief	74
12.13.	Non Recourse	74
12.14.	No Waiver or Release	75
12.15.	Time of the Essence	75
12.16.	Certain Interpretations	75
EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Sale Order
Exhibit D	Form of Bidding Procedures Order
Exhibit E	Form of Assignment and Assumption Agreement (Real Property Leases)
Exhibit F	Summary of Equityholder Arrangements
Exhibit G	Term Loan Facility Term Sheet
SCHEDULES

Schedule 1	Subsidiaries of Champion
Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(c)	Equipment
Schedule 1.1(d)	Assumed Owned Real Property
Schedule 1.1(f)	Assumed Intellectual Property
Schedule 1.1(g)	Purchased Names
Schedule 1.1(i)	Letters of Credit

Schedule 1.1(k)	Deposits and Prepaid Expenses
Schedule 1.1(m)	Claims or Causes of Action
Schedule 1.1(o)	Acquired Insurance Policies
Schedule 1.1(p)(i)	Acquired Rights to Excess Insurance
Schedule 1.1(p)(ii)	Other Acquired Insurance Rights
Schedule 1.1(u)	Assumed Plans
Schedule 1.1(y)	Seller Securities
Schedule 1.3(c)	Avoidance Actions Assumed
Schedule 1.3(i)	Excluded Assets
Schedule 1.4(e)	Warranty Liabilities
Schedule 1.4(f)	Repurchase Liabilities
Schedule 1.4(j)	Overdue Property Taxes
Schedule 1.4(o)	Assumed Employee Liabilities
Schedule 1.4(p)	Existing Letters of Credit
Schedule 1.6(g)	Assumed Indebtedness
Schedule 1.6(n)	Excluded Warranty Liabilities
Schedule 3.4(f)(iv)	Designated Contracts
Schedule 8.1(d)	Transition Services
Schedule 8.4	Rejected Contracts
Schedule 8.1	Conduct of Business of Sellers
Schedule 9.3(k)	Minimum Cash and Working Capital Targets
Schedule 10.1(o)	Cure Costs
Schedule 10.1(ccc)	Non-Assumed Contracts
Schedule 10.1(iii)	Permitted Encumbrances
Schedule 10.1(ffff)	Wind-Down Budget
SELLERS DISCLOSURE SCHEDULE

Section 4.1	Corporate Organization and Qualification
Section 4.2(a)	Seller Jurisdiction of Organization and Qualification
Section 4.2(b)	Ownership by Sellers
Section 4.4(a)	Conflicts and Consents of Third Parties
Section 4.4(b)	Notices
Section 4.5	Absence of Certain Developments
Section 4.6	Litigation
Section 4.7	Owned and Licensed Intellectual Property
Section 4.8	Material Contracts
Section 4.9(a)	Material Permits
Section 4.10	Brokers and Finders
Section 4.11	Title to Assets
Section 4.12	Default under Personal Property Leases
Section 4.13(a)	Owned Real Property
Section 4.13(b)	Leased Real Property
Section 4.15	Tax Returns; Taxes
Section 4.16(a)	Employees
Section 4.16(b)	Employment Loss

Section 4.16(c)	Employee Claims and Employees Represented by a Labor Union
Section 4.16(d)	Notice of Termination Received
Section 4.16(e)	Employment Agreements and Personnel Policies
Section 4.17	Seller Plans
Section 4.17(b)(viii)	Foreign Seller Plans
Section 4.19	Affiliate Matters
Section 4.20	Insurance Policies
Section 4.21	Environmental Matters
Section 4.22	Significant Customers and Significant Vendors/Suppliers
Section 4.23	Accounts Receivable
Section 4.25	Financial Statements
Section 4.27	Undisclosed Liabilities
Section 4.28	Warranties
Section 4.29	Trade Payables and Administrative Expenses
PURCHASER DISCLOSURE SCHEDULE

Section 5.3(a)	Conflicts
Section 5.3(b)	Consents of Third Parties

v

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 5, 2010 (the “Execution Date”), by and among Champion Enterprises, Inc., a Michigan corporation (“Champion”) and the direct or indirect subsidiaries of Champion set forth on the signature pages hereto and also on Schedule 1 (collectively with Champion, “Sellers” and each, a “Seller”), and Champion Enterprises Holdings, LLC, a Delaware limited liability company (the “New Holdco”) and New Champion Homes, Inc., a Delaware corporation (the “Asset Purchaser’ and together with the New Holdco, the “Purchaser”). Certain capitalized terms used herein are defined in Article X.
RECITALS
     WHEREAS, the New Holdco owns 100% of the capital stock of the Asset Purchaser;
     WHEREAS, Sellers currently conduct the Business (as defined herein) and the Purchaser desires to purchase the Business;
     WHEREAS, each of the Sellers are debtors and debtors in possession in those certain bankruptcy cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) filed on November 17, 2009 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case Nos. 09-14018, 09-14019, 09-14020, 09-14021, 09-14022, 09-14023, 09-14024, 09-14025, 09-14026, 09-14027, 09-14028, 09-14029, 09-14030, 09-14031, 09-14032, 09-14033, 09-14034, 09-14035 and 09-14036 (as Jointly Administered, collectively, the “Chapter 11 Case”); and
     WHEREAS, in connection with the Chapter 11 Case and subject to the terms and conditions contained herein and following the entry of the Sale Order (as defined herein) finding the Purchaser as the winning bidder and subject to the terms and conditions thereof, Sellers shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from Sellers, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, the Purchased Assets (as defined herein), and the Asset Purchaser shall assume from Sellers the Assumed Liabilities (as defined herein), all as more specifically provided herein and in the Sale Order.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser and Sellers hereby agree as follows:
ARTICLE I.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     1.1. Purchase and Sale of Assets by Asset Purchaser. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement and the Sale Order, the Asset Purchaser shall purchase, acquire and accept from each Seller, and each Seller shall sell, transfer, assign, convey and deliver to the Asset Purchaser, on the Closing Date all of such Seller’s right, title and interest in, to and under, free and clear of all Encumbrances to the extent provided in the Sale Order (other than Encumbrances included in the Assumed Liabilities and/or Permitted Encumbrances), all of the assets, properties and rights of any nature, tangible and intangible, real or personal, wherever located, of such Seller, now existing or hereafter acquired prior to the Closing Date, whether or not reflected on the books or financial statements of such Seller as the same shall exist on the Closing Date, including any assets acquired by such Seller on or after the date hereof but prior to the Closing but in all cases excluding the New Holdco Purchased Assets and the Excluded Assets (collectively, the “Asset Purchaser Purchased Assets” and together with the New Holdco Purchased Assets, the “Purchased Assets”). Without limiting the generality of the foregoing, the Asset Purchaser Purchased Assets shall include the following (except to the extent explicitly listed or otherwise included as a New Holdco Purchased Asset or as an Excluded Asset):
          (a) subject to Section 8.3, all Contracts listed or described on Schedule 1.1(a) (the “Assigned Contracts”) and all rights pursuant thereto;
          (b) all Inventory;
          (c) all Equipment, including the Equipment listed or described on Schedule 1.1(c);
          (d) all Owned Real Property (together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, profits, proceeds (including condemnation and insurance proceeds), hereditaments and other appurtenances relating thereto (the “Assumed Owned Real Property”), including the Owned Real Property listed on Schedule 1.1(d);
          (e) all leases and subleases set forth in Schedule 1.1(a) for the Leased Real Property and all of Sellers’ right, title and interest in and thereto (such leases and subleases, together with Sellers’ interest in all buildings, structures, fixtures and improvements erected thereon, and any and all rights privileges, easements, licenses, profits, proceeds (including, without limitation, condemnation and insurance proceeds), hereditaments and other appurtenances relating thereto, the “Assumed Real Property Leases” and the underlying Leased Real Property, the “Assumed Leased Real Property”);
          (f) all Seller Intellectual Property (collectively, the “Assumed Intellectual Property”), including the items listed on Schedule 1(f);
          (g) to the extent of Sellers’ interest therein, the names listed on Schedule 1.1(g) and, in all cases, any derivations thereof (the “Purchased Names”);
          (h) all Accounts Receivable;
          (i) all Cash and Cash Equivalents, whether on hand, in transit or in banks or other financial institutions, security entitlements, securities accounts, commodity contracts and commodity accounts. including all rights of the Sellers to Cash and Cash Equivalents collateralizing the letters of credit listed on Schedule 1.1(i), but, in all events, excluding Excluded Cash (as defined below);

          (j) all of the right, title and interest of the Sellers in and to any arrangements with the beneficiaries of the Specified Letters of Credit, including the residual rights of the Sellers to any Cash and Cash Equivalents held by such beneficiaries either after satisfaction of the underlying liabilities to such beneficiaries or following assumption by the Asset Purchaser of such liabilities;
          (k) all deposits and prepaid expenses of Sellers, including but not limited to (i) security deposits with third party landlords, suppliers, vendors or service providers, ad valorem taxes and lease and rental payments (other than in connection with any Excluded Assets), (ii) rebates (other than rebates due in respect of Excluded Assets), (iii) tenant reimbursements, (iv) pre-payments and (v) those deposits and prepaid expenses set forth on Schedule 1.1(k);
          (l) all Permits and all pending applications therefor, including the Material Permits, in each case to the extent transferable to the Asset Purchaser;
          (m) all rights, claims, credits, causes of action or rights of set off of each Seller against third parties (including any DIP Lenders, New Equity Investors or any of their respective Affiliates and any and all officers, directors, employees and agents of any of the foregoing) and all rights of each Seller to sue any such third party at law or in equity, in all such cases to the extent relating to the other Purchased Assets (including, for the avoidance of doubt, those arising under, or otherwise relating, to the Assigned Contracts), CHB International or any of its direct or indirect subsidiaries (together with CHB International, the “International Subsidiaries”) and the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or otherwise, including (i) the rights to receive all proceeds and damages therefrom; (ii) rights under vendors’ and manufacturers’ warranties, indemnities and guaranties to the extent relating to the Purchased Assets or Assumed Liabilities; (iii) rights of each Seller to claims, causes of action and rights of Seller to sue in law or in equity for any past, present or future infringement or other impairment of any Assumed Intellectual Property and (iv) rights under the claims or causes of action described in Schedule 1.1(m) but excluding (A) avoidance claims arising under the Bankruptcy Code or applicable state Law other than those set forth on Schedule 1.3(c), and (B) all claims of the Sellers against any current or former director or officer of any Seller that does not become an officer, director or employee of the New Holdco or the Asset Purchaser following the Closing;
          (n) any counterclaims, setoffs or defenses that any Seller may have to the extent relating to any Assumed Liabilities or to any International Subsidiary;
          (o) to the extent assignable or transferable in accordance with the terms and conditions of the applicable insurance policies (but, with respect to any restrictions on assignment or change of control provisions, solely to the extent enforceable under applicable Law) and applicable Law, and to the extent that the Assumed Liabilities include the Liabilities insured or covered thereby, all of Sellers’ insurance policies identified on Schedule 1.1(o) (the “Acquired Insurance Policies”) and all rights and benefits thereunder (including (A) all rights pursuant to and proceeds from such insurance policies; (B) all claims, demands, proceedings and causes of action asserted by any Seller under such insurance policies to the extent relating directly to any Purchased Asset or Assumed Liability or to the International Subsidiaries; (C) all rights to cash proceeds for unearned premiums upon cancellation thereof; and (D) all residual rights (after the satisfaction, or the assumption by the Purchaser, of the underlying liabilities insured or covered thereby) to receive remittances from any insurers that are currently holding, or hold in future, cash collateral or other credit support under any such insurance policy);
          (p) all rights and benefits under (i) the insurance policies identified in Schedule 1.1(p)(i) in respect of coverage of Assumed Liabilities and Purchased Assets also covered by the Acquired Insurance Policies and (ii) the insurance policies identified in Schedule 1.1(p)(ii) in respect of coverage of Liabilities assumed pursuant to Section 1.4(p) (including (A) all rights pursuant to and proceeds from such insurance policies in relation to the coverage of such Liabilities; (B) all claims, demands, proceedings and causes of action asserted by any Seller under such insurance policies to the extent relating directly to any Purchased Asset or Assumed Liability or to the International Subsidiaries; and (C) all residual rights (after the satisfaction, or the assumption by the Purchaser, of the underlying liabilities insured or covered thereby) to receive remittances from any insurers that are currently holding, or hold in future, cash collateral or other credit support under any such insurance policy);
          (q) all Tax Returns or Tax Records of Sellers;
          (r) any claim, right or interest of any Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax Period (or portion thereof) ending on or before the Closing Date;
          (s) all Rights of Indemnity (as defined herein) pursuant to the Assigned Contracts;
          (t) all goodwill and other intangible assets associated with the Business or the Purchased Assets;
          (u) all of the Seller Plans listed on Schedule 1.1(u) (the “Assumed Plans”), which shall include Seller Plans assumed by operation of law, and any associated funding media, assets, reserves, credits and service agreements, and all Documents created, filed or maintained in connection with the Assumed Plans (to the extent transferable in accordance with the existing terms and conditions of the applicable Assumed Plan) and any applicable insurance policies;
          (v) all personnel files for Employees hired by the Purchaser at the Closing, except to the extent that any transfer or assignment is prohibited by applicable Law;
          (w) all Documents used in or relating to the Business, the Purchased Assets, the Assumed Liabilities or the International Subsidiaries, including all design and quality assurance manuals and all Documents relating to the customers of Sellers (the “Acquired Customers”), products, services, marketing, advertising and promotional activities, trade shows and all files, supplier lists, vendor lists, records, literature and correspondence with sufficient detail as reasonably available (including, in the case of acquired Documents covered by the attorney-client or work product privilege or similar privileges, all such privileges to the extent transferable under applicable Law) other than any Document (i) covered by the attorney-client, work product or similar privilege (along with the related attorney-client, work product or other similar privilege) to the extent relating primarily to the Excluded Assets, the Excluded Liabilities, the preparation, initial filing and administration of the Chapter 11 Case or communications with the Sellers, their Subsidiaries or other Affiliates and/or their respective representatives in relation to the transactions contemplated by this Agreement or (ii) not transferrable to the Asset Purchaser under applicable Law;
          (x) all Documents (whether copies or originals) relating to formation, qualifications to conduct business as a foreign corporation or other legal entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock ledgers, stock certificates, by-laws and other documents relating to the organization and existence of any Seller as a corporation or other legal entity, as applicable (together with analogous documentation), including, in the case of acquired Documents covered by the attorney-client or work product privilege or similar privileges, all such privileges to the extent transferable under applicable Law and excluding any Document (i) covered by the attorney-client, work product or similar privilege (along with the related attorney-client, work product or other similar privilege) to the extent relating primarily to the Excluded Assets, the Excluded Liabilities, the preparation, initial filing and administration of the Chapter 11 Case or communications with the Sellers, their Subsidiaries or other Affiliates and/or their respective representatives in relation to the transactions contemplated by this Agreement or (ii) not transferrable to the Asset Purchaser under applicable Law;
          (y) subject to consent requirements set forth in Section 1.9, the Seller Securities (as defined herein) specified on Schedule 1.1(y); and
          (z) all equity interests owned by a Seller of an entity that is not a Seller.
     1.2. Purchase and Sale of Assets by New Holdco. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement and the Sale Order, the New Holdco shall purchase, acquire and accept from Champion, CHBC (as defined below) or the applicable Seller, and Champion, CHBC or the applicable Seller shall sell, transfer, assign, convey and deliver to the New Holdco, on the Closing Date all right, title and interest in, to and under, free and clear of all Encumbrances to the extent provided in the Sale Order to the following (collectively, the “New Holdco Purchased Assets”):
          (a) all of the shares of capital stock or other equity interests (the “Foreign Subsidiary Stock”) of CHB International, B.V., a besloten vnnootschap organized under the laws of The Netherlands (“CHB International”); and
          (b) all intercompany loans owed by CHB International to any Seller.
     1.3. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall any Seller be deemed to sell, transfer, assign or convey, and each Seller shall retain all right, title and interest to, in and under the assets, properties, interests and rights of each Seller explicitly excluded in the foregoing description of the Purchased Assets or set forth below (collectively, the “Excluded Assets”):
          (a) all Non-Assumed Contracts;

          (b) the Carve-out Account (as defined in the DIP Credit Agreement) established pursuant to Section 2.11.4 thereof and all amounts on deposit in such Carve-Out Account in accordance with the terms thereof (the “Excluded Cash”); provided, that amounts remaining on deposit in the Carve-Out Account following the payment of all finally allowed professional fees and expenses and other amounts payable from funds on deposit in the Carve-Out Account in accordance with the terms thereof (“Excess Carve-Out Cash”) shall not constitute Excluded Cash, and the Excess Carve-Out Cash shall be promptly remitted to the Purchaser;
          (c) except as set forth on Schedule 1.3(c), all avoidance claims arising under the Bankruptcy Code or applicable state Law, including avoidance claims of Sellers arising under Chapter 5 of the Bankruptcy Code;
          (d) all Documents (whether copies or originals) to the extent that they (i) relate solely to any of the Excluded Assets or Excluded Liabilities or which a Seller is required by Law to retain and, in each case, which the Sellers are prohibited by Law from providing a copy of to the Purchaser; (ii) relate solely to employees of the Sellers that do not become employees of the Purchaser; or (iii) are both covered by the attorney-client or work product privilege or similar privileges and excluded pursuant to Sections 1.1(w) and 1.1(x);
          (e) any shares of capital stock or other equity interest of any Seller or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller (collectively, “Seller Securities”), other than Seller Securities set forth on Schedule 1.1(y);
          (f) all claims or causes of action to the extent arising from and relating to Excluded Assets or Excluded Liabilities, including all claims of the Sellers against any current or former director or officer of any Seller that does not become an officer, director or employee of the New Holdco or the Asset Purchaser following the Closing;
          (g) each Seller’s rights under this Agreement;
          (h) all Seller Plans (other than the Assumed Plans) and any associated assets held in trust and service agreements, and all Documents created, filed or maintained in connection with such Seller Plans and any applicable insurance policies to the extent insuring the foregoing (collectively, the “Excluded Plans”);
          (i) the properties and assets set forth on Schedule 1.3(i); and
          (j) all insurance policies other than the Acquired Insurance Policies (the “Seller Retained Insurance Policies”).
For the avoidance of doubt and notwithstanding anything else to the contrary in this Agreement, to the extent that any Seller holds its rights to possession of any asset or property pursuant to a lease or license, such rights to possession of such asset or property shall be an Excluded Asset, except to the extent that the lease or license pursuant to which such Seller holds such rights is among the Assigned Contracts.

     1.4. Assumption of Liabilities by the Asset Purchaser. On the terms and subject to the conditions set forth in this Agreement and the Sale Order, the Asset Purchaser shall assume only the following Liabilities of the Sellers (collectively, but in all cases excluding the Excluded Liabilities, the “Assumed Liabilities”):
          (a) to the extent unpaid as of the Closing Date, all ordinary course trade payables of the Sellers for goods and services that (A) are booked, consistent with past practice, in the accounts named trade payables, pre-petition payables, unmatched receivers, accrued expenses and accrued delivery expense and (B) (i) were incurred by any Seller in respect of goods and constitute administrative claims under Section 503(b)(9) of the Bankruptcy Code or (ii) are incurred by any Seller received in the ordinary course of the Business after the filing of the Chapter 11 Case and prior to the Closing Date, but excluding, for the avoidance of doubt, expenses of the type included in the Wind-Down Budget and professional fees and disbursements of professionals retained in connection with the Bankruptcy Case (but including the professional fees and disbursements of ordinary course professionals retained pursuant to a Bankruptcy Court order authorizing the retention of ordinary course professionals in the Bankruptcy Case);
          (b) without in any way limiting the Purchaser’s obligation to pay Cure Costs with respect to all Assigned Contracts, any and all Liabilities of the Sellers under each Assigned Contract arising on or after the Closing Date;
          (c) any and all Cure Costs with respect to each Assigned Contract;
          (d) except as set forth in Section 6.2, any and all Liabilities arising under or otherwise in respect of any Assumed Plan listed on Schedule 1.1(u);
          (e) Liabilities of the Sellers under express written contractual warranties solely to the extent explicitly listed or described in Schedule 1.4(e) (the “Assumed Warranty Liabilities”);
          (f) all repurchase obligations of the Sellers set forth on Schedule 1.4(f);
          (g) the obligations of Champion under (i) the undated Parent Company Guarantee by and between Champion and Bovis Lend Lease Limited relating to a cluster contractor framework contract, and (ii) the Parent Company Guarantee dated October 30, 2008 by and between Champion and Carillion Construction Limited relating to a development at The Royal School of Military Engineering site at Minley, each in the form previously provided to the Purchaser (collectively, the “UK Guarantees”);
          (h) any Liabilities with respect to (i) Permitted Encumbrances encumbering Purchased Assets or (ii) other liens, easements, rights of way, restrictive covenants, encroachments or title defects encumbering Purchased Assets that are senior to the Encumbrances securing the obligations under the DIP Loan Documents, except, in each case, to the extent that any such interest is in bona fide dispute within the meaning of Section 363(f)(4) of the Bankruptcy Code, provided, however, that any liabilities with respect to any allegedly senior interest in bona fide dispute that is subsequently determined by a final order of a court of competent jurisdiction to be a valid and enforceable senior interest shall be Assumed Liabilities;

          (i) Liabilities for all transfer, documentary, sales, use, stamp and registration Taxes, and any conveyance fees or recording charges (collectively, “Transfer Taxes”), in each case solely to the extent incurred in connection with the transfer of the Purchased Assets to the Purchaser contemplated by this Agreement and subject to the cap on aggregate Transfer Taxes to be borne by the Asset Purchaser set forth in Section 11.1(a);
          (j) any and all Liabilities for property Taxes owed by any Seller as of the Closing Date to the extent not overdue as of the Closing Date (other than as indicated in Schedule 1.4(j)) and to the extent relating to the Purchased Assets (whether relating to real property, personal property or intangible property) other than those consisting of a leasehold or license interest;
          (k) any and all Liabilities for the sales taxes owed by any Seller as of the Closing Date to the extent not overdue or subject to dispute as of the Closing Date and to the extent that the Sellers have collected such Taxes from third-parties as of the Closing Date;
          (l) any and all Liabilities under Assigned Contracts to refund hiring deposits made by drivers engaged by Star Fleet as independent contractors in the ordinary course of business, with such deposits to be refunded in accordance with their terms;
          (m) any and all Liabilities under Assigned Contracts to refund deposits made to Sellers by Seller customers in the ordinary course of business, but only to the extent such refund is required under the terms of the applicable customer deposit;
          (n) any and all Liabilities arising under the WARN Act caused by actions of the Purchaser on or after the Closing Date, provided, that any liability from an action taken by Purchaser in reliance on any inaccuracy in the disclosures required by Section 4.16(b) hereof is specifically excluded;
          (o) the liabilities set forth on Schedule 1.4(o) hereto with respect to (i) the compensation costs related to Employees and other service providers providing services to the Sellers during the periods specified in Schedule 1.4(o) immediately preceding the Closing Date; and (ii) all vacation and holiday entitlements accrued on the financial statements of the Sellers but unpaid through the Closing Date; and
          (p) The Sellers’ Liabilities which are the subject of insurance, self insurance fronting policies or similar arrangements supported by, or which constitute Indebtedness and/or contingent Liabilities where credit support is provided by, in each case Existing Letters of Credit described on Schedule 1.4(p) (“Existing Letters of Credit”), but solely if and to the extent that the Asset Purchaser has obtained the consent of the applicable beneficiaries of such Letters of Credit to the issuance to such beneficiaries of replacement letters of credit to replace the applicable Existing Letter of Credit, and has arranged for the issuance of replacement letters of credit with respect to any such Existing Letter of Credit, and limited to the liability of the Sellers immediately prior to the Closing with respect to such Liabilities (e.g., subject to such defenses as are available to the Sellers (other than discharge in bankruptcy) and limited to any deductibles or self insurance obligations that the Sellers are liable to pay, but excluding, in any event, (i) Liabilities of the type described in Section 1.6(o) and (ii) Liabilities insured under any Seller

Retained Insurance Policies to the extent that the Purchaser does not acquire Sellers’ rights and benefits to the insurance covering such Liabilities pursuant to Section 1.1(p), which Liabilities described in clauses (i) or (ii) above shall not be assumed regardless whether the subject of any Existing Letter of Credit.
     1.5. No Assumption of Liabilities by New Holdco. For the avoidance of doubt, but without limiting the foregoing obligations of Asset Purchaser set forth in Section 1.4 above or elsewhere in this Agreement, the New Holdco shall not assume any Liabilities of any of the Sellers.
     1.6. Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume, or become liable for the payment or performance of, any Liabilities of any nature whatsoever, whether accrued or unaccrued (collectively, the “Excluded Liabilities”), including the following Excluded Liabilities to the extent not explicitly included as an Assumed Liability of the Asset Purchaser pursuant to Section 1.4 above:
          (a) all Liabilities of the Sellers to the extent relating to or otherwise to the extent arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;
          (b) without in any way limiting the Asset Purchaser’s obligation to pay Cure Costs as provided elsewhere in this Agreement, any and all Liabilities of each Seller arising from its breach of any term, covenant or provision of any Assigned Contract arising before the Closing Date (except as covered by Section 1.4(c) or Section 1.4(e));
          (c) all Liabilities of the Sellers in respect of Non-Assumed Contracts (including any Liabilities of the Sellers under this Agreement);
          (d) any and all trade and vendor accounts payable other than trade and vendor accounts payable expressly assumed pursuant to Section 1.4(a);
          (e) any and all litigation and related claims and Liabilities arising out of or in connection with events occurring on or prior to the Closing Date, no matter when raised (including Liability for breach, misfeasance or under any other theory relating to any Seller’s conduct, performance or non-performance);
          (f) any and all Liabilities relating to any environmental, health or safety matter (including any Liability or obligation under any Environmental Law), arising out of or relating to any Seller’s operation of its respective businesses, any handling, exposure to, disposal, or incorporation into any products of any Hazardous Materials, or their leasing, ownership, operation, or occupation of real property on or prior to the Closing Date no matter when raised and all claims discharged by the Bankruptcy Court or dischargeable under the Bankruptcy Code;
          (g) all Liabilities of each Seller in respect of Indebtedness, whether or not relating to the Business, other than any such Liabilities with respect to Industrial Revenue Bonds Indebtedness listed in Schedule 1.6(g);

          (h) any and all Liabilities under the Excluded Plans;
          (i) any and all Liabilities for Taxes arising in connection with the transactions contemplated by this Agreement other than those specifically assumed in Sections 1.4(i), 1.4(j) and 1.4(k);
          (j) any and all Liabilities under or arising as a result of (A) any Tax sharing agreement or arrangement or similar agreement or arrangement to which any Seller is a party, (B) any gain recognition agreement, including without limitation any gain recognition agreement under Treasury Regulation Section 1.367(a)-8, to which any Seller is a party and (C) any cancellation or termination of any of the foregoing agreements or arrangements;
          (k) any and all Liabilities for Taxes attributable to the ownership of the Purchased Assets or the International Subsidiaries or the operation of the Business on or prior to the Closing Date other than those specifically assumed in Sections 1.4(i), 1.4(j) and 1.4(k);
          (l) any and all Liabilities that relate to compensation or benefits with respect to any current or former Employee, current or former director or current or former independent contractor incurred prior to the Closing, other than those Liabilities specifically assumed pursuant to Sections 1.4(n) and 1.4(o);
          (m) any payments due to any equityholders of Sellers in respect of management or other fees (other than compensation owed to equityholders who are employees of Sellers in the Ordinary Course of Business to the extent assumed pursuant to Section 1.4(o));
          (n) all warranty Liabilities described in Schedule 1.6(n);
          (o) product liability claims against any Seller (including all Liabilities arising out of or relating to any such claims), whether currently pending or relating to any product manufactured or sold by any Seller on or prior to the Closing, other than those Liabilities explicitly assumed pursuant to Section 1.4(e);
          (p) all repurchase obligations of the Sellers other than those set forth on Schedule 1.4(f);
          (q) any and all Liabilities of any Seller under any collective bargaining agreement or any agreement with any labor union;
          (r) all Liabilities of the Sellers attributable to, incurred in connection with, arising from, or relating to, a violation of any Laws governing employee relations, including anti-discrimination Laws, wage and hour Laws, labor relations Laws and occupational safety and health Laws; and
          (s) all Liabilities of the Sellers relating to discontinued and/or divested operations, assets or properties.
For the avoidance of doubt, none of the Excluded Liabilities shall be assumed by the Purchaser or otherwise constitute Assumed Liabilities. All of the Excluded Liabilities shall remain

Liabilities of Sellers to be treated and discharged in such manner as may be approved by the Bankruptcy Court.
     1.7. Assumption and/or Assignment of Contracts
          (a) Executory Contracts and Real Property Leases
i.	Not later than February 8, 2010, the Sellers shall deliver to the Purchaser lists (collectively, the “Contract List”) of all of the Sellers’ executory Contracts (“Executory Contracts”), all real property leases, subleases, space licenses or other agreements permitting a Debtor to occupy real property which were entered into prior to the Petition Date and are “unexpired leases” for purposes of the Bankruptcy Code (the “Real Property Leases”) and all other Contracts under which any Seller has ongoing rights (e.g., a right to indemnification) (the “Other Contracts”). In accordance with applicable law and subject to the provisions of any confidentiality agreement that may be entered into by and among the Sellers and the Purchaser, the Sellers will use their commercially reasonable efforts to (x) make available to the Purchaser in the electronic dataroom or by CD-ROM all material documentation relating to all such Executory Contracts, Real Property Leases and Other Contracts and (y) provide in the electronic dataroom or by CD-ROM all other information about such Executory Contracts and Real Property Leases that the Purchaser reasonably requests in writing. The Purchaser shall have until the date that is the Interim Deadline (the “Contract Designation Date”) to remove, by written notice to Champion, Executory Contracts, Real Property Leases and Other Contracts from the Contract List. All Contracts remaining on the Contract List following Contract Designation Date shall be deemed to be included on Schedule 1.1(a) without further action by any party and shall be Assigned Contracts for all purposes of this Contract unless, in each case, later excluded from the Contract List in accordance with sub-clause (vi) or sub-clause (ix) below.

ii.	Following the date hereof but on or prior to the Contract Designation Date, the Purchaser shall be entitled to, by written notice to Champion, elect to remove any Executory Contract, Real Property Lease or Other Contract from Schedule 1.1(a), and, unless later re-inserted into Schedule 1.1(a) prior to the Contract Designation Date, such Executory Contract or Real Property Lease shall be a Non-

Assumed Contract and all Liabilities thereunder shall, except to the extent otherwise expressly included among the Assumed Liabilities, be Excluded Liabilities.
iii.	At the Sale Hearing, the Sellers shall seek the approval of the Bankruptcy Court to the assumption and assignment, effective as of Closing, of all the Executory Contracts and Real Property Leases listed on Schedule 1.1(a) on the Contract Designation Date.

iv.	On or before February 13, 2010, the Sellers shall serve a Cure Notice on counterparties to the Executory Contracts and Real Property Leases that are Assigned Contracts. The Cure Notice shall set forth the Cure Costs that such Counterparties shall be entitled to receive.

v.	Counterparties must serve any objection to the assumption and/or assignment of any Executory Contract or Real Property Lease that is an Assigned Contract by the date that is fifteen (15) days after service of the Cure Notice or such other date approved by the Bankruptcy Court in the Bidding Procedures Order.

vi.	The Purchaser may exclude from the Contract List and Schedule 1.1(a), by the date that is ten days after service of the counterparty’s objection and notification of such objection to the Purchaser, any Executory Contract or Real Property Lease to which an objection from a contract counterparty has been received. In addition, at any time prior to the Closing Date, Purchaser may exclude any Executory Contract or Real Property Lease in the event that the cure amount submitted by the Sellers in relation to such Contract is adjusted upward by the Bankruptcy Court. If the cure amount is not finally determined by the Bankruptcy Court prior to the Closing Date, the assumption and assignment of such Executory Contract or Real Property Lease to the Purchaser shall be deferred until such final determination is made, and (i) at Purchaser’s discretion, Sellers shall continue to honor the Contract and make benefits available to Purchaser, with all costs and obligations in connection therewith to be borne by Purchaser until ten days following the later to occur of any decision by the Purchaser to defer or exclude such Contract, and (ii) within 10 calendar days after the Bankruptcy Court’s final determination, Purchaser may exclude such Executory Contract or Real Property Lease from the Contract List and Schedule 1.1(a) if the

Bankruptcy Court adjusts upward the cure amount; provided, however, Purchaser shall bear and be responsible for all costs and obligations associated with such Executory Contract until the date which is the first to occur of (ww) the assumption and assignment thereof by Sellers to Purchaser, (xx) Sellers’ successfully rejecting the applicable Contract in accordance with Section 365 of the Bankruptcy Code and (yy) 15 days following Purchaser’s written election to exclude such Contract and treat it as a Non-Assumed Contract. Any Executory Contracts and Real Property Leases excluded from Schedule 1.1(a) pursuant to this sub-clause (vi) shall be Non-Assumed Contracts, and all Liabilities thereunder shall, except to the extent otherwise expressly included among the Assumed Liabilities, be Excluded Liabilities. Purchaser’s right to exclude Contracts pursuant to this sub-clause (vi) shall be its sole remedy to a counterparty objection to assumption and assignment of an Executory Contract or adjustment of a cure amount by the Bankruptcy Court.
vii.	Notwithstanding anything to the contrary in this Section 1.7, from the date that is five (5) Business Days prior to the Contract Designation Date, if the Sellers identify any Executory Contract, Real Property Lease or Other Contract entered into by one or more Sellers prior to the Closing that was not previously provided to the Purchaser, Champion shall provide a copy of such Executory Contract, Real Property Lease or Other Contract to the Purchaser within two (2) Business Days of such identification, along with whatever other information about such Executory Contract, Real Property Lease or Other Contract that the Purchaser reasonably requests. The Purchaser may include the applicable Executory Contract, Real Property Lease or Other Contract on Schedule 1.1(a) as an Assigned Contract at any time within five (5) Business Days from receipt thereof, and, subject to following sentence (including the right to exclude the Contract following receipt of objection to assumption and assignment from the contract counterparty) and sub-clause (ix), shall be an Assigned Contract for all purposes of this Agreement. To the extent required under applicable law, Sellers shall, subject to Purchaser’s obligation to bear and pay in accordance with Section 2.1(a)(iii) and out of the Wind-Down Facility all costs and obligations in connection with such Contract until the first to occur of (ww) the assumption and assignment thereof by Sellers to Purchaser, (xx) Sellers’ successfully rejecting the applicable Contract in accordance with

Section 365 of the Bankruptcy Code and (yy) 15 days following Purchaser’s written election to exclude such Contract and treat it as a Non-Assumed Contract, thereafter seek the approval of the Bankruptcy Court to the assumption and assignment, effective as of the Closing, of such Executory Contract or Real Property Lease, subject to the requirement to deliver Cure Notices set forth in sub-clause (iv) above, the right of the contract counterparties to object set forth in sub-clause (v) above and the right of the Purchaser to exclude the applicable Contract or Contracts in accordance with sub-clause (vi) above; provided that the deadlines set forth in each of sub-clauses (iv), (v) and (vi) shall run from the date that Purchaser includes the applicable Executory Contract or Real Property Lease on Schedule 1.1(a) as an Assigned Contract.
viii.	Subsequent to the Contract Designation Date and except as set forth in this Section 1.7, the Purchaser shall not have the right to make or change any designation of Executory Contracts or Real Property Leases without the prior written consent of Champion, which shall not be unreasonably withheld.

ix.	Without limiting any of Purchaser’s rights pursuant to this Section 1.7, in the event that the Bankruptcy Court does not approve the assignment or transfer of one or more of the Assigned Agreements to the Purchaser as Purchased Assets, Purchaser may, in its sole discretion and at any time prior to the Closing Date, exclude any such Contracts from the Contract List and Schedule 1.1(a). In addition, at any time prior to the Closing Date, Purchaser may exclude any Executory Contract or Real Property Lease in the event that the Bankruptcy Court demands additional assurance of adequate protection unacceptable to the Purchaser, and if the adequacy of such assurance is not determined with finality prior to the Closing Date, the assumption and assignment of such Executory Contract or Real Property Lease to the Purchaser shall be deferred until such final determination is made, and (i) at Purchaser’s discretion, Sellers shall continue to honor the Contract and make benefits available to Purchaser, with all obligations to be paid by Purchaser, and (ii) within 10 calendar days after the Bankruptcy Court’s final determination, Purchaser may exclude such Executory Contract or Real Property Lease from the Contract List and Schedule 1.1(a) if the Bankruptcy Court requires additional adequate assurance unacceptable to the Purchaser; provided, however,

Purchaser shall bear and be responsible for all costs and obligations associated with such Executory Contract until the date which is the first to occur of (ww) the assumption and assignment thereof by Sellers to Purchaser, (xx) Sellers’ successfully rejecting the applicable Contract in accordance with Section 365 of the Bankruptcy Code and (yy) 15 days following Purchaser’s written election to exclude such Contract and treat it as a Non-Assumed Contract. Any Executory Contracts and Real Property Leases excluded from Schedule 1.1(a) pursuant to this sub-clause (ix) shall be Non-Assumed Contracts, and all Liabilities thereunder shall be Excluded Liabilities.
x.	For the avoidance of doubt, no additions or subtractions to the list of Assigned Contracts on Schedule 1.1(a) shall result in an adjustment to the Purchase Price.
     1.8. Updates to Purchased and Excluded Assets and Assumed and Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, the Purchaser may (i) include in the definition of Purchased Assets and exclude from the definition of Excluded Assets, any Contract and any asset of a type described in Sections 1.1(o) or 1.1(p) (so long as the Asset Purchaser also assumes, as applicable, the Liabilities underlying the applicable insurance policies acquired pursuant to Section 1.1(o) or the Liabilities underlying the applicable assets acquired pursuant to Section 1.1(p)) of any Seller and (ii) exclude from the definition of Purchased Assets and include in the definition of Excluded Assets, any Contract or asset of a type described in Section 1.1(o) or 1.1(p), in the case of Contracts in the manner set forth in Section 1.7 above and in the case of assets of a type described in Sections 1.1(o) or 1.1(p) on or prior to the Interim Deadline. Subject to Section 1.9 below, the Purchaser may also (i) with the prior consent of Champion, include in the definition of Purchased Assets and exclude from the definition of Excluded Assets, any other asset, right or property of any Seller previously included as an Excluded Asset and (ii) exclude from the definition of Purchased Assets and include in the definition of Excluded Assets, any other asset, right or property of any Seller, in each case until the Interim Deadline, by revising the applicable Schedules to this Agreement; provided that no such change to the Schedules, the definition of the Purchased Assets or the definition of the Excluded Assets shall result in an adjustment to the Purchase Price but any augmentation of the Excluded Assets shall be accompanied by a corresponding reasonable increase in the Wind-Down Budget to the extent appropriate to take into account the need for Sellers to administer and dispose of such additional Excluded Assets. The Purchaser may also assume any other Liability of any Seller previously included in the Excluded Liabilities at any time on or prior to the Interim Deadline, by revising the applicable Schedules to this Agreement; provided that no such change to the Schedules, the definition of the Excluded Liabilities or the definition of the Assumed Liabilities shall result in an adjustment to the Purchase Price. Notwithstanding anything in this Agreement to the contrary, the Purchaser may exclude any Liability covered by any insurance policies listed in Schedule 1.1(p) or 1.1(o) so long as the Purchaser also excludes from the definition of Purchased Assets (in the manner set forth above) the insurance policy assets covering such Liabilities and updates Schedule 1.1(p) or 1.1(o) accordingly.

     1.9. Designation of Seller Securities as Acquired Assets. From and after the Execution Date until the Interim Deadline, the Purchaser may designate Seller Securities as Purchased Assets with the consent of Champion, such consent not to be unreasonably withheld. Such Seller Securities to be purchased shall thereafter be included as part of Schedule 1.1(y) and will be deemed Purchased Assets for all purposes of this Agreement.
     1.10. Potential 338(g) Elections. For avoidance of doubt, to the extent that the Purchaser or any of its Affiliates is acquiring the stock of any direct or indirect subsidiary of Champion under this Agreement, it may make any election under Section 338(g) of the Code (or any analogous provision of state, local or non-United States Tax Law) with respect to the purchase of such stock that Purchaser is permitted to make under applicable Law, and, to the extent, if any, that Champion’s consent to such election is required by applicable Law, Champion shall grant such consent; provided, however, (i) the Closing shall not be delayed by reason of any election made by the Purchaser pursuant to this Section 1.10, and (ii) in no event shall anything in this Section 1.10 be deemed to give rise to a condition to Closing based upon the success of any such election or achievement of any particular treatment of this transaction for tax purposes, and (iii) nothing in this Section 1.10 shall require the Sellers to incur any cost or expense that the Sellers are not otherwise required to bear pursuant to the other provisions of this Agreement, unless the same is reimbursed by the Purchaser or otherwise contemplated and covered by the Wind-Down Budget.
     1.11. Intercompany Loans. Notwithstanding anything to the contrary set forth herein, all intercompany loans and other intercompany accounts shall be administered as follows:
          (a) Intercompany Loans Owed by Acquired Entities to Sellers. With respect to any loans or other intercompany accounts owed by any International Subsidiary or by any other entity the equity interests of which Purchaser acquires, directly or indirectly, as a Purchased Asset (collectively, the “Transferred Subsidiaries”), to any of the Sellers or any of their other subsidiaries that Purchaser is not directly or indirectly acquiring, on the Closing Date the Sellers will cause such loans or intercompany accounts to be cancelled or contributed to the capital of CHB International BV or transferred to or contributed to the New Holdco, the Asset Purchaser or such other Transferred Subsidiary as Purchaser may reasonably designate (and Purchaser shall have the right reasonably to determine whether any such loan or other intercompany account is so cancelled, transferred or contributed).
          (b) Intercompany Loans Owed by Sellers to Acquired Entities. With respect to any loans or other intercompany accounts owed by Champion Home Builders Company (“CHBC”) or any other Seller (or any other subsidiary of any Seller to the extent that Purchaser is not acquiring, directly or indirectly, the equity of such obligor) to any Transferred Subsidiary, on the Closing Date the Sellers will cause such loans to be cancelled or transferred (by dividend or otherwise, in each case as reasonably requested by Purchaser) with the effect that after the Closing the Sellers and its continuing subsidiaries will have no further obligation to any of the Transferred Subsidiaries with respect to such intercompany loans and intercompany accounts (and Purchaser shall have the right reasonably to determine whether any such loan or other intercompany account is so cancelled or so transferred, as well as the structure of any such transfer), except that notwithstanding the foregoing, unless otherwise reasonably determined by the Purchaser and elected prior to Closing, the intercompany loan in the amount of approximately $646,000 from SRI Homes ULC (Canada) to CHBC will be left in place and the Purchaser will agree that from and after the Closing such loan will be subordinated to other unsecured claims against CHBC.
          (c) Intercompany Loans Owed Among one or more Acquired Entities. With respect to any intercompany loans or other intercompany accounts owed by any Transferred Subsidiary to any other Transferred Subsidiary, Purchaser may reasonably elect to have such loans and account remain in effect, or to have them cancelled or contributed on the Closing Date. To the extent that Purchaser reasonably elects to have them cancelled, transferred or contributed prior to the Closing, the Sellers will cause such cancellation, transfer or contribution to occur in accordance with Purchaser’s reasonable request.
          (d) Current Plan with Respect to Certain Intercompany Loans. In furtherance of the foregoing, unless otherwise determined or elected by the Purchaser as contemplated by clauses (a), (b) and (c) above: (i) the approximately $117.1 million of loans receivable that CHBC holds from CHB International will be transferred to the New Holdco at Closing as contemplated by Section 1.2(b); the approximately $4.3 million loan owed by Moduline Industries ULC (Canada) to CHBC as well as the $4.0 million loan owed by Caledonian Building Systems Ltd (UK) to CHBC would be contributed by CHBC to the capital of CHB International prior to the sale of the stock of CHB International to the New Holdco
     1.12. “As Is” Transaction. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE IV OF THIS AGREEMENT (ALL OF WHICH SHALL LAPSE AND CEASE TO BE OF ANY FURTHER FORCE OR EFFECT UPON THE CLOSING AS PROVIDED BELOW IN THIS AGREEMENT), THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. ACCORDINGLY, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, PURCHASER WILL ACCEPT THE PROPERTY AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”
ARTICLE II.
CONSIDERATION
     2.1. Consideration to the Sellers.
          (a) The aggregate consideration (collectively, the “Purchase Price”) to be paid to the Sellers for the purchase of the Purchased Assets shall be:
          (i) the release of Sellers and any guarantors (and their respective successors and assigns) from the obligations, claims, rights, actions, causes of action, suits, liabilities, damages, debts, costs, expenses and demands whatsoever, in law or in equity, arising under, or otherwise relating to, the DIP Credit Facility and the First Lien Credit Agreement (singly, the “DIP Credit Bid and Release” and the “First Lien Credit Bid and Release” and, collectively, the “Credit Bid and Release”);
          (ii) the assumption of, and the undertaking to discharge, the Assumed Liabilities by the Asset Purchaser; and
          (iii) the agreement by the Purchaser to fund from and after the Closing and from time to time through December 31, 2010, (the “Wind-Down Facility”) an amount of up to $2,516,000, to be used solely to pay post-closing Liabilities of the Sellers consistent with the Wind-Down Budget (the “Wind-Down Liabilities”); provided, for the avoidance of doubt, that (1) limitations on use of the Carve-Out Account pursuant to the Final DIP Order shall continue unchanged and (2) no portion of the Wind-Down Faciity may be utilized to pay professional fees and expenses incurred to investigate, challenge, disallow or subordinate the liens securing, or the claims with respect to, the indebtedness of the Sellers under the DIP Credit Agreement or the First Lien Credit Agreement, or the claims of the DIP Lenders or Prepetition Lenders against the Sellers pursuant to the DIP Credit Agreement or the First Lien Credit Agreement, Loans or the Prepetition, to challenge or to seek avoidance of any of the transactions contemplated hereunder or to assert claims against the DIP Lenders, the Prepetition Lenders or the Purchaser, or any of their respective affiliates, employees, officers, agents, attorneys or other agents, representatives or advisors. Fundings under the Wind-Down Facility shall be made within three (3) Business Days of the Sellers’ request, but not more frequently than on a weekly basis, and subject to receipt of Sellers’ certification that the amount of such funding is consistent with the Sellers’ projected expenditures for Wind-Down Liabilities for the succeeding week (net of any cash from previous extensions under the Wind-Down Facility not previously utilized to pay Wind-Down Liabilities), including a list of invoices to be paid; provided, that through the effective date of any plan of reorganization for the Sellers, professional fees of bankruptcy professionals payable as part of the Wind-Down Budget shall be subject to the procedures specified under the Bankruptcy Court’s interim compensation procedure orders applicable to such professionals (and the Purchaser shall be deemed to be a party in interest with standing to object to any fee applications of such professionals contemplating payment with funds advanced under the Wind-Down Facility) and following the effective date of such a plan of reorganization, shall be required to be reasonable and supported by detailed invoices. Upon the first to occur of (i) substantial completion of the Wind-Down, as reasonably determined jointly by the Sellers and the Purchaser, (ii) consummation of a Chapter 11 plan for one or more of the Sellers; (iii) conversion or dismissal of the Sellers’ Chapter 11 cases; and (iv) December 31, 2010, Sellers shall be obligated to repay any amounts funded under the Wind-Down Facility which have not, as of that date, been utilized to pay Wind-Down Liabilities and such obligation to repay amounts extended under the Wind-Down Facility and not utilized to pay Wind-Down Liabilities shall constitute allowed claims against Sellers with priority over any and all administrative expenses, diminution claims and all other claims against the Sellers, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331,

503(b), 506(a), 507(a), 507(b), 546, 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment; provided, that such priority shall not extend to, and Purchaser’s shall not have a right to be paid out of the proceeds of, the Carve-Out Account or Excluded Assets described in Section 1.3(c).
          (b) The DIP Credit Bid and Release and the Wind-Down Facility shall in the first instance be deemed consideration for the Purchased Assets over which the DIP Lenders or First Lien Lenders do not hold perfected Encumbrances. To the extent the consideration provided by the DIP Credit Bid and Release and the Wind-Down Facility exceeds the purchase price attributable to the Purchased Assets over which the DIP Lenders or First Lien Lenders do not hold perfected Encumbrances, the DIP Credit Bid and Release and the Wind-Down Facility shall in the second instance be deemed consideration for the Purchased Assets over which the DIP Lenders or First Lien Lenders hold perfected Encumbrances.
          (c) The First Lien Credit Bid and Release and assumption by the Purchaser of the Assumed Liabilities shall in all instances be deemed consideration for the Purchased Assets over which the DIP Lenders or First Lien Lenders hold perfected Encumbrances.
     2.2. Consideration to the DIP Lenders and First Lien Lenders.
          (a) The aggregate consideration to be paid to the DIP Lenders and the First Lien Lenders for the assignment by the DIP Agent and the First Lien Agent to the Purchaser of the right to make the Credit Bid and Release and the making of the Credit Bid and Release pursuant to Section 2.1(a)(i) shall be:
          (i) The issuance to the DIP Lenders, in accordance with the terms and conditions set forth in the Equityholder Arrangements Term Sheet, of 40% of the initial equity interests in New Holdco (as defined in the Equityholder Arrangements Term Sheet) as consideration for the right to make the Credit Bid and Release in respect of the claims under the DIP Credit Agreement with respect to NM Loans; and
          (ii) The issuance to the DIP Lenders, in accordance with the terms and conditions set forth in the New Debt Facility Term Sheet, of $40 million in term loans by the Borrower (as defined in the New Debt Facility Term Sheet) as consideration for the right to make the Credit Bid and Release in respect of the claims under the DIP Credit Agreement with respect to Roll-Up Loans and in respect of claims under the First Lien Credit Agreement.
ARTICLE III.
CLOSING AND TERMINATION
     3.1. Closing. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof or the waiver thereof by the party entitled to waive the applicable condition, the closing of the purchase and sale of the Purchased Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ropes &

Gray LLP (or at such other place as the parties may designate in writing) on the date that is no later than the fifteenth (15th) calendar day following the entry of the Sale Order; provided, that, and subject to Section 3.4, to the extent the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 are not so satisfied or so waived on or prior to such date, the period of time within which the Closing shall occur shall be automatically extended until, and the Closing shall occur promptly (but no later than five (5) Business Days) following, such date as all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 have been satisfied or waived by the party entitled to waive the applicable condition, unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of each of Sellers in the Purchased Assets to be acquired by the Purchaser hereunder shall be considered to have passed to the Purchaser and the assumption of all of the Assumed Liabilities shall be considered to have occurred as of 12:01 a.m. Eastern Time on the Closing Date; provided that the transfer of the Foreign Subsidiary Stock shall be deemed to have occurred as of immediately prior to the transfer of the other Purchased Assets.
     3.2. Closing Deliveries by Sellers. At the Closing, Sellers shall deliver to the Purchaser:
          (a) one or more duly executed bills of sale with respect to the Purchased Assets, substantially in the form attached hereto as Exhibit A and the share certificate or other instrument evidencing the Foreign Subsidiary Stock together with duly executed stock powers and such other instruments as may be required to validly transfer ownership of the Foreign Subsidiary Stock to the New Holdco;
          (b) one or more duly executed assignment and assumption agreements with respect to the Assumed Liabilities, substantially in the form attached hereto as Exhibit B;
          (c) a true and correct copy of the Sale Order, which shall be a Final Order, pursuant to which, among other things, the Assigned Contracts are assumed and assigned to the Asset Purchaser;
          (d) a duly executed non foreign person affidavit of each of Sellers dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;
          (e) a duly executed title affidavit with certifications regarding (i) parties in possession of the Real Property, and (ii) bankruptcy notices to creditors, such that the title company issuing Purchaser’s (and if applicable, the Purchaser’s lender’s) title insurance policies for the Real Property will issue such title insurance policies with extended coverage regarding parties in possession and mechanics’ liens (and the like) solely in reliance on the Sale Order and such title affidavit;
          (f) the officer’s certificates required to be delivered pursuant to Sections 9.3(b) and 9.3(c) and the certificate of the Chief Financial Officer to be delivered pursuant to

Section 9.3(k); provided that nothing in any such certificate or certification shall be deemed to continue or extend beyond the Closing any representation or warranty of any Seller which, pursuant to the other provisions of this Agreement, lapse as of or prior to the Closing; provided further that no signatory to any such certificate shall take on personal liability with respect thereto;
          (g) a duly executed quitclaim deed (or equivalent form of deed under applicable law) in any jurisdiction in which the applicable Assumed Owned Real Property is located, with respect to each Assumed Owned Real Property, in proper form for recordation in accordance with applicable law and sufficient to vest in the Purchaser (or, if applicable, its designee) all of Sellers’ right, title and interest in each such Assumed Owned Real Property, together with such other transfer, recordation and deed intake forms and other statements, disclosures, documents and certifications reasonably and customarily required to convey real property in the jurisdiction in which the Assumed Owned Real Property is located (including any applicable transfer Tax or sales disclosures forms relating to the transfer of such Assumed Owned Real Property pursuant to the terms hereof);
          (h) duly executed assignment and assumption agreements in substantially the form attached hereto as Exhibit E, assigning each of the Assumed Real Property Leases and Assigned Contracts to the Asset Purchaser (or, if applicable, its designee), together with such other transfer and recordation forms reasonably and customarily required to convey real property in each jurisdiction in which any Assumed Real Property Lease is located (including any applicable transfer Tax or sales disclosures forms relating to the transfer of such Assumed Real Property Lease pursuant to the terms hereof);
          (i) a list of the Accounts Receivable as of the most recent practicable date prior to Closing;
          (j) the certificate required under Section 9.3(o);
          (k) all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement; and
          (l) such other documents, instruments and certificates as the Purchaser may reasonably request.
     3.3. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to (or at the direction of) Sellers:
          (a) Documentation in form and substance reasonably satisfactory to the Sellers evidencing the Credit Bid and Release;
          (b) a duly executed assignment and assumption agreement substantially in the form attached hereto as Exhibit B with respect to the Assumed Liabilities and duly executed assignment and assumption agreements in substantially the form attached hereto as Exhibit E with respect to the Assumed Real Property Leases;

          (c) the officer’s certificates required to be delivered pursuant to Sections 9.2(a) and 9.2(b); provided that nothing in any such certificate or certification shall be deemed to continue or extend beyond the Closing any representation or warranty of any Seller which, pursuant to the other provisions of this Agreement, lapse as of or prior to the Closing; provided further that no signatory to any such certificate shall take on personal liability with respect thereto;
          (d) an agreement in form and substance reasonably satisfactory to Champion pursuant to which the Asset Purchaser shall indemnify the Sellers against any and Liabilities arising out of the UK Guarantees; and
          (e) all other previously undelivered certificates, agreements and other documents required by this Agreement to be delivered by the Purchaser at or prior to the Closing in connection with the transactions contemplated by this Agreement.
     3.4. Termination of Agreement. This Agreement may be terminated as follows:
          (a) by the mutual written consent of Sellers, the Purchaser, the Required DIP Lenders and two of the three New Equity Investors at any time prior to the Closing;
          (b) automatically upon consummation of an Alternative Transaction;
          (c) by the Sellers, the Purchaser, two of the three New Equity Investors, or DIP Lenders (other than New Equity Investors and their respective affiliates) holding a majority in principal amount of the obligations under the DIP Credit Agreement held by DIP Lenders other than the New Equity Investors and their respective affiliates, if
          (i) (A) the Bidding Procedures Order shall not have been entered by the Bankruptcy Court by the close of business on February 8, 2010 or (B) following its entry, the Bidding Procedures Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any material respect without the prior written consent of the Purchaser and Sellers; provided, however, that the right to terminate this Agreement under this Section 3.4(c)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Bidding Procedures Order to meet these requirements on or before such date;
          (ii) the Closing shall not have been consummated prior to March 31, 2010 (such date, or such later date as may be approved in writing by the parties listed in the lead-in to this sub-clause (c) above, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 3.4(c)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
          (d) by the Sellers, the Purchaser or two of the three New Equity Investors if (A) the Sale Order shall not have been entered by the Bankruptcy Court by the close of business on March 3, 2010 or (B) following its entry, the Sale Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any material respect without the prior written consent of the Purchaser, two of the three New Equity Investors and the Sellers; provided, however, that the right to terminate this Agreement under this Section 3.4(d) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Sale Order to meet these requirements on or before such date; and provided further that the Sellers’ right to terminate this Agreement pursuant to subsection (A) of this Section 3.4(d) shall not be available to the Sellers unless the Sellers have used their commercially reasonable efforts to have the Sale Order entered as required by subsection (A) of this Section 3.4(d);
          (e) by the Sellers or the Purchaser, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or there shall be in effect a final non-appealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that, without limiting in any way any party’s right to terminate pursuant to any other provision hereof, the parties hereto shall, subject to Purchaser agreeing, on terms reasonably acceptable to Sellers, to reimburse Seller for Seller’s professional fees relating to such efforts in amounts mutually agreed between Seller and Purchaser, promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence);
          (f) by the Purchaser or two of the three New Equity Investors, if
          (i) any condition precedent to the obligations of the Purchaser set forth in Sections 9.1 and 9.3 shall have become incapable of fulfillment other than as a result of a breach by the Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by the Purchaser;
          (ii) there shall be a material breach by any of the Sellers of any representation or warranty of or on behalf of the Sellers, or any covenant or agreement of or on behalf of the Sellers contained in this Agreement which would result in a failure of a condition set forth in Sections 9.1 or 9.3 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) days after the giving of written notice by the Purchaser to the Sellers of such breach and (ii) the Outside Date; provided, that Purchaser is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;
          (iii) any Chapter 11 Case is dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs, the business or the reorganization of Sellers is appointed in any Chapter 11 Case;
          (iv) The Sellers shall have failed to assume, or shall have failed to assign, the Assigned Contracts listed or described in Schedule 3.4(f)(iv), except that this condition shall not apply as to any Assigned Contract to the extent that Purchaser and Sellers have entered into an arrangement pursuant to Section 8.3 reasonably acceptable to the Purchaser and two of the three New Equity Investors with respect to such Assigned Contract;

          (v) in the event that the DIP Modification Order has not been entered into and executed by February 8, 2010;
          (vi) Sellers have entered into an Alternative Transaction; provided, however, that the Outside Date has passed; or
          (vii) there has been a Material Adverse Change since December 5, 2009 (the “Reference Date”);
          (g) by Sellers, if:
          (i) there shall be a material breach by the Purchaser of any representation or warranty of or on behalf of the Purchaser, or any covenant or agreement of or on behalf of the Purchaser contained in this Agreement which would result in a failure of a condition set forth in Sections 9.1 or 9.2 which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) days after the giving of written notice by the Purchaser to the Sellers of such breach and (ii) the Outside Date; provided, that Sellers are not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (ii) all of the conditions set forth in Sections 9.1 and 9.3 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and Purchaser fails to deliver the Purchase Price at the Closing; or
          (h) on the date of the Interim Deadline, by any of the Purchaser, Champion, any DIP Lender or two out of the three New Equity Investors if on or before such date, the forms of Definitive Debt Documents and the Definitive Equityholder Documents shall not have been approved as (i) being in form and substance satisfactory to, in the case of the New Equity Investors, the New Equity Investors and, in the case of the DIP Lenders, the Required DIP Lenders and (ii) having a level of conditionality satisfactory to the Sellers; provided that the right to terminate pursuant to this Section 3.4(h) shall expire on the day after the Interim Deadline if such right to terminate is not exercised on the Interim Deadline;
     3.5. Procedure Upon Termination. In the event of a termination of this Agreement by the Purchaser or Sellers, or both, pursuant to Section 3.4, (a) written notice thereof shall be given promptly by the terminating party to the other parties hereto, specifying the provision hereof pursuant to which such termination is made, and (b) the consummation of the transactions contemplated by this Agreement shall be abandoned without further action of the parties hereto.
     3.6. Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to the Purchaser or Sellers; provided, however, that Section 3.4, Section 3.5, this Section 3.6, Article XII, the Bidding Procedures Order (if entered) and, if applicable pursuant to Section 7.1, the Sellers’ obligation to pay the Termination Fee and/or Expense Reimbursement, as applicable, shall survive any such termination and shall be enforceable hereunder. In no event shall any termination of this Agreement relieve any party hereto of any Liability for any willful breach of this Agreement by such party.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers hereby, jointly and severally, make the representations and warranties in this Article IV to the Purchaser as of the Execution Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), except as qualified or supplemented by Sections in the Seller Disclosure Schedule attached hereto. Each such Section of the Seller Disclosure Schedule is numbered by reference to representations and warranties in a specific Section of this Article IV. The information disclosed in any numbered part of the Seller Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered Section in this Agreement and shall not be deemed to relate to or qualify any other representation or warranty unless so stated otherwise, specifying each other representation and warranty to which it relates.
     4.1. Corporate Organization and Qualification. Champion is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan. Champion is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the conduct of its Business require such qualification. Each of the other Sellers, CHB International and each direct or indirect subsidiary of CHB International is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization listed on Section 4.1 of the Seller Disclosure Schedule. Each of the other Sellers, CHB International and each direct or indirect subsidiary of CHB International is qualified and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated or the conduct of its respective business require such qualification. Each Seller has all requisite power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted, subject to the provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. CHB International and each direct or indirect subsidiary of CHB International has all requisite power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. Champion has previously made available to the Purchaser complete and correct copies of Champion’s Certificate of Incorporation, as amended and in effect on the Execution Date (the “Champion Certificate”), and Champion’s Bylaws, as amended and in effect on the Execution Date (the “Champion Bylaws”) and the certificate of incorporation and bylaws (or other comparable organizational documents) of each of the other Sellers, CHB International and each direct or indirect subsidiary of CHB International, as amended and in effect on the Execution Date (the “Subsidiary Organizational Documents”).
     4.2. Champion and Subsidiaries.
          (a) Section 4.2(a) of the Seller Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization, and jurisdictions of qualification as a foreign entity of each Seller, CHB International and each direct or indirect subsidiary of CHB

International. Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, all outstanding shares of capital stock of or other equity ownership interests in each direct or indirect subsidiary of Champion are owned, directly or indirectly, by Champion free and clear of all Encumbrances, other than Permitted Encumbrances. All outstanding shares of capital stock of or other equity ownership interests in each direct or indirect subsidiary of CHB International are owned, directly or indirectly, by CHB International free and clear of all Encumbrances, other than Permitted Encumbrances. Other than Encumbrances under the DIP Credit Agreement and First Lien Credit Agreement (each of which shall be extinguished as of the Closing), all outstanding shares of capital stock of or other equity interests in CHB International are owned directly by CHBC free and clear of all Encumbrances.
          (b) Section 4.2(b) of the Seller Disclosure Schedule sets forth each corporation, association or other entity in which each Seller owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.
     4.3. Authority Relative to This Agreement. Except for such authorization as is required by the Bankruptcy Court and receipt of any Regulatory Approvals, each Seller has all requisite power, authority and legal capacity to (a) execute and deliver this Agreement, (b) execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Sellers in connection with the consummation of the transactions contemplated by this Agreement (the “Sellers’ Documents”), and (c) perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Sellers’ Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Sellers. This Agreement has been, and at or prior to the Closing, each of the Sellers’ Documents will be, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the Purchaser of this Agreement and the entry of the Sale Order) this Agreement constitutes, and each of the Sellers’ Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy Exceptions”).
     4.4. Conflicts; Consents of Third Parties.
          (a) Except as set forth on Section 4.4(a) of the Seller Disclosure Schedule or as permitted by the Sale Order, none of the execution and delivery by Sellers of this Agreement or any Sellers’ Document, the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof will (A) result in the loss or material impairment of the rights of Sellers in any Seller Intellectual Property or (B) to Sellers’ Knowledge, conflict with, or result in any violation of or constitute a breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, payment, amendment, termination or cancellation under any provision of (i) the Champion Certificate, the

Champion Bylaws or the Subsidiary Organizational Documents; (ii) subject to and assuming entry of the Sale Order, any Contract or Permit to which any Seller or International Subsidiary is a party or by which any of the properties or assets of Sellers or any International Subsidiary is bound, including any Assigned Contract; (iii) subject to and assuming entry of the Sale Order, any order of any Governmental Body applicable to any Sellers or any International Subsidiary or any of the properties or assets of Sellers or any International Subsidiary, including the Purchased Assets, or the Business; or (iv) subject to and assuming entry of the Sale Order, any applicable Law.
          (b) Except as set forth on Section 4.4(b) of the Seller Disclosure Schedule, no order of, Permit or declaration or filing with, or notification to, any Governmental Body or other Person is required on the part of Sellers or any International Subsidiary in connection with the execution and delivery of this Agreement or Sellers’ Documents, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Sellers of any other action contemplated hereby or thereby, except for the entry of the Sale Order.
     4.5. Absence of Certain Developments. Except for actions taken in connection with the Chapter 11 Case, as contemplated or expressly required or permitted by this Agreement or the DIP Facility, or as set forth in Section 4.5 of the Seller Disclosure Schedule, since the Most Recent Balance Sheet Date (as defined herein), the Business has been conducted in the Ordinary Course of Business and in accordance, in all material respects, with the requirements of the DIP Facility.
     4.6. Litigation. Except as set forth in Section 4.6 of the Seller Disclosure Schedule, there is no litigation, action, claim, series of related claims, suit, proceeding, investigation, examination, hearing, arbitration, settlement, inquiry or subpoena, pending or, to the Knowledge of Sellers, threatened against Sellers, CHB International or any direct or indirect subsidiary of CHB International or any property or asset of Sellers, CHB International or any direct or indirect subsidiary of CHB International where the amount in controversy exceeds or could reasonably be expected to exceed $1,000,000 or which otherwise is or could reasonably be expected to become material to any Seller or any International Subsidiary. Except as set forth in Section 4.6 of the Seller Disclosure Schedule, no Seller or International Subsidiary is subject to any judgment, decree, injunction, settlement, or order of any court, arbitration panel or other Governmental Body that relates to the Business, the Purchased Assets or the International Subsidiaries and for which Sellers or any of the International Subsidiaries have continuing obligations or Liabilities.
     4.7. Intellectual Property.
          (a) Section 4.7 of the Seller Disclosure Schedule sets forth true, complete and correct lists of (i) all of the patents, registered trademarks, registered copyrights, Internet domain names, and applications for any of the foregoing, in each case that constitute the Owned Intellectual Property, (ii) all other material Owned Intellectual Property and (iii) all Licensed Intellectual Property and the Contract pursuant to which such Licensed Intellectual Property is licensed to the Seller (except for Off the Shelf Software and the associated license agreement).

          (b) To the Sellers’ Knowledge, none of the Sellers, the International Subsidiaries or any of their respective products or services is infringing upon, misappropriating, diluting or otherwise violating, the Intellectual Property of any third party and no Person is infringing upon, misappropriating, diluting or otherwise violating, any Seller Intellectual Property.
          (c) To the Sellers’ Knowledge, there have been no security breaches relating to, or violations of any security or privacy policy regarding, or any unauthorized access of, any such data and information held by the Sellers or the International Subsidiaries.
     4.8. Agreements, Contracts and Commitments; Certain Other Agreements. Except as set forth on Section 4.8 of the Seller Disclosure Schedule, the Sellers have heretofore delivered or made available to the Purchaser in the virtual data room or in the CD-Roms delivered to Ropes & Gray LLP true and complete copies of all Material Contracts that are in writing, including all amendments, modifications, schedules and supplements thereto and all waivers (including descriptions of oral waivers) with respect thereto. Assuming (x) the entry of the Sale Order and (y) due execution by the other party or parties thereto, as of the Closing Date, each Material Contract is in full force and effect and, subject to the Bankruptcy Exceptions, enforceable in accordance with its terms
     4.9. Regulatory Matters; Permits.
          (a) To the Sellers’ Knowledge, all of the Permits that are necessary or desirable for the operation of the Business (including the business of the International Subsidiaries) as currently conducted and the ownership of the Purchased Assets (collectively, the “Material Permits”) are held by the Sellers and the International Subsidiaries and are in full force and effect. Section 4.9(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Material Permits held by the Sellers as of the Execution Date.
          (b) To the Sellers’ Knowledge, each Seller and each International Subsidiary is in compliance with its obligations under each of the Material Permits and the rules and regulations of the Governmental Body issuing such Material Permits, and no condition exists that without notice or lapse of time or both would constitute a default under, or a violation of, any Material Permit except for such failures to be in compliance or defaults that would not have, individually or in the aggregate, a material adverse effect on the Sellers’, the International Subsidiaries’ or the Purchaser’s ability to operate the Business in the Ordinary Course of Business.
          (c) To the Sellers’ Knowledge, each Material Permit is valid and in full force and effect and there is no proceeding, notice of violation, order of forfeiture or complaint or investigation against any Seller or International Subsidiary relating to any of the Material Permits pending or, to the Knowledge of the Sellers, threatened, before any Governmental Body.
          (d) Star Fleet, Inc. (“Star Fleet”), both presently and during the three (3) years immediately preceding the Execution Date has maintained a “Satisfactory” safety rating as promulgated by the United States Department of Transportation (“DOT”), and to the Knowledge of Sellers there are no issues, deficiencies or violations which would change such safety rating, or of any notice of any intended, pending or proposed audit of operations by the DOT or any other Governmental Body having jurisdiction over Star Fleet’s business.
     4.10. Brokers and Finders. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, Sellers have not employed, and to the Knowledge of Sellers, no other Person has made any arrangement by or on behalf of Sellers or any International Subsidiary with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.
     4.11. Title to Assets; Sufficiency and Condition of Assets. At Closing and to Sellers’ Knowledge, Sellers will have (and shall convey to the Purchaser at the time of the transfer of the Purchased Assets to the Purchaser) good and marketable title in and to each of the material Purchased Assets (other than the Assumed Real Property Leases and Assumed Personal Property Leases) free and clear of all Encumbrances except Permitted Encumbrances and except as set forth in Section 4.11 of the Seller Disclosure Schedule. At Closing and to Sellers’ Knowledge, each International Subsidiary will have good and marketable title in and to each of its material assets (other than leases) free and clear of all material Encumbrances except Permitted Encumbrances. At Closing and to Sellers’ Knowledge, Sellers will have (and shall convey to the Purchaser at the time of the transfer of the Purchased Assets to the Purchaser) valid leasehold interests in the material Assumed Personal Property Leases and the Assumed Real Property Leases, free and clear of all Encumbrances except Permitted Encumbrances and except as set forth in Section 4.11 of the Seller Disclosure Schedule. At Closing and to Sellers’ Knowledge, each International Subsidiary will have valid leasehold interests in its material leased personal and real property, free and clear of all material Encumbrances except Permitted Encumbrances. The Purchased Assets (together with the assets of the International Subsidiaries that will continue to be owned by them after giving effect to the Closing) constitute substantially all of the properties, assets and rights used by Sellers or necessary for the Purchaser to conduct and operate the Business as currently conducted and operated by Sellers.
     4.12. Tangible Personal Property. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, none of the Sellers or International Subsidiaries has received any written notice, or, to the Knowledge of Sellers, oral notice, of any default or event that with notice or lapse of time or both would constitute such a default by such Seller under any of the Personal Property Leases.
     4.13. Real Property.
          (a) Section 4.13(a) of the Seller Disclosure Schedule contains a complete and correct list of all Owned Real Property of the Sellers and International Subsidiaries setting forth the address or other information sufficient to identify specifically such Owned Real Property. Except as would not reasonably be expected to have a material adverse effect on the operation of the Business, Seller has not leased or granted to any Person the right to access, enter upon, use, occupy, lease, manage, operate, maintain, broker or purchase any portion of any Owned Real Property or the Sellers’ interest in any portion of the Leased Real Property, that is not otherwise a Permitted Encumbrance or that will not otherwise be terminated on or prior to the Closing Date. To the Sellers’ Knowledge, the Sellers have heretofore made available to the Purchaser true, correct and complete copies of all contracts of sale, deeds and other agreements (including all modifications thereof and all amendments and supplements thereto) with respect to the Owned Real Property of the Sellers and International Subsidiaries.
          (b) Section 4.13(b) of the Seller Disclosure Schedule sets forth a complete and correct list of all Leased Real Property of the Sellers and the International Subsidiaries specifying the address or other information sufficient to identify all such Leased Real Property and the expiration date of the related lease. The Sellers have delivered to the Purchaser true, correct and complete copies of each of the leases, and subleases which any of the Sellers or International Subsidiary is a party to or under which any of the Sellers or International Subsidiaries has an interest (including all of the Assumed Real Property Leases), in each case, together with all amendments, modifications, guarantees, supplements and renewals thereof. Each Assumed Real Property Lease grants Sellers the right to use and occupy the applicable Assumed Leased Real Property, in accordance with the terms thereof, subject only to Permitted Encumbrances. Each of the Assumed Real Property Leases and each of the other leases and subleases which any of the Sellers is a party to or has an interest under is valid, binding, in full force and effect, subject to proper execution and authorization of such lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws, and each of the foregoing leases is enforceable against the Sellers. Except as set forth on Section 4.13(b) of the Seller Disclosure Schedule, to Sellers’ Knowledge, Sellers have not leased or granted to any Person the right to access, enter upon, use, occupy, lease, manage, operate, maintain, broker or purchase any portion of Sellers’ interest in the Leased Real Property, that is not otherwise a Permitted Encumbrance or that will not otherwise be terminated on or prior to the Closing Date.
          (c) None of Sellers have received any written notice of, or to the Knowledge of Sellers, oral notice of, condemnation or eminent domain proceedings pending or threatened that affect the Assumed Owned Real Property or the Assumed Leased Real Property. None of the Sellers have received any written notice of, or, to the Knowledge of any Seller, any oral notice of, any zoning, ordinance, building, fire or health code or other legal violation affecting any such Assumed Owned Real Property or Assumed Leased Real Property, except where any such violations would not have, individually or in the aggregate, a material adverse effect on the operation of the Business in the ordinary course of business consistent with past practice.
     4.14. Compliance with Law; Permits.
          (a) To Sellers’ Knowledge, (i) each of the Sellers, the International Subsidiaries, the Purchased Assets, and the Business is and has been in compliance in all material respects with all applicable Laws; (ii) no Seller has received any notice of any alleged material violation of any Law applicable to it or them; (iii) no Seller is in default in any material respect of any order of any Governmental Body having jurisdiction over any Seller over applicable to the Purchased Assets or the transactions contemplated under this Agreement; (iv) no International Subsidiary is in default in any material respect under any order of any Governmental Body having jurisdiction over such International Subsidiary; and (v) no material investigations, inquiries or reviews by any Governmental Body with respect to the Business have been commenced, nor are any contemplated that would impose any material Liability on the Purchaser or, from and after the Closing Date, the Purchased Assets or the Business.
     4.15. Tax Returns; Taxes. Except as set forth in Section 4.15 of the Seller Disclosure Schedule:
          (a) All Tax Returns required to have been filed by Sellers and the International Subsidiaries have been duly filed and are true, correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect.
          (b) All Taxes due and payable by Sellers and the International Subsidiaries (whether or not shown on any Tax Return) have been paid in full when due and payable and to the extent that any Tax is not yet due and payable, such Taxes have been accrued as Liabilities for Taxes on the books and records of Sellers or the International Subsidiaries, as applicable. The accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet are adequate to cover all Taxes of the Sellers and International Subsidiaries accruing or payable with respect to Tax Periods (or portions thereof) ending on or before the date of the Most Recent Balance Sheet. All Taxes of the Sellers and International Subsidiaries attributable to Tax Periods (or portions thereof) commencing after the date of the Most Recent Balance Sheet have arisen in the ordinary course of business.
          (c) No claims have been asserted, no Taxes have been assessed and no proposals or deficiencies for any amount of Taxes of the Sellers or International Subsidiaries are being asserted, proposed or, to the Knowledge of Sellers, threatened, and no audit or investigation of any Tax Return of Sellers or International Subsidiaries has occurred in the last five (5) years or is currently underway, pending or, to the Knowledge of Sellers, threatened.
          (d) Since January 1, 2005, no claim has been made against Sellers or the International Subsidiaries by any Governmental Body in a jurisdiction where Sellers or the International Subsidiaries do not file Tax Returns that Sellers are or may be subject to taxation in such jurisdiction.
          (e) The Sellers and International Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by them to the appropriate Government Body in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder thereof or other third party.
          (f) There are no Encumbrances for Taxes with respect to Sellers, the International Subsidiaries or their respective assets, nor is there any such Encumbrance that is pending or, to the Knowledge of Sellers, threatened other than Permitted Encumbrances.
          (g) None of the Sellers or the International Subsidiaries has executed or filed with any Governmental Body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. No Seller or International Subsidiary has made an election, nor is any Seller or International Subsidiary required, to treat any Purchased Asset as owned by another Person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of state or local Tax law.
          (h) None of the Sellers or International Subsidiaries has any liability for Taxes of any other Person as a transferee or successor, by law or by contract other than any contract (i) that does not generally address tax sharing, tax indemnities or tax allocation and (ii) was entered into in the ordinary course of business or pursuant to commercial lending arrangements.
          (i) No Seller and no direct or indirect subsidiary of any Seller is or has been a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).
          (j) To the Sellers’ Knowledge, each of the Sellers and the International Subsidiaries has duly and timely collected all amounts of Taxes required by Law to be collected by it and has duly and timely remitted to the appropriate taxing authority any such amounts required by Law to be remitted by it.
     4.16. Employees.
          (a) Section 4.16(a) of the Seller Disclosure Schedule contains a true and correct list of the Employees of Sellers’ U.S. operations who currently earn $75,000 or more annually, specifying their position, annual salary, and other compensation, hourly wages, date of hire and work location. Each of the Sellers and International Subsidiaries is and has been in compliance in all material respects with all Laws relating to the employment and termination of employment of current and former Employees, and no Seller or International Subsidiary has any direct or indirect material Liability with respect to any misclassification of any Person as an independent contractor rather than as an Employee, or with respect to any Employee leased from another employer, or with respect to the misclassification of any Employees as exempt from the overtime pay requirements of the Fair Labor Standards Act or any similar applicable Law.
          (b) Section 4.16(b) of the Seller Disclosure Schedule lists the job title, job site and unit, date of Employment Loss, and type of Employment Loss (e.g., termination, layoff or reduction in work hours) of each Employee or former Employee of any Seller who has experienced an Employment Loss in the 90 days immediately preceding the date of this Agreement (excluding Employees who are employed for an average of fewer than 20 hours per week or who have been employed for fewer than six of the 12 months preceding the date of this Agreement). Except as set forth in Section 4.16(b) of the Seller Disclosure Schedule, Sellers do not presently intend to take any action that would result in a “mass layoff” or “plant closing” as defined in the WARN Act between the date of this Agreement and the Closing Date. At the Closing, Sellers shall provide an update of Section 4.16(b) of the Seller Disclosure Schedule that brings the information therein current through the Closing Date. With respect to any Employment Loss that occurred within the one year preceding the date of this Agreement, Sellers have complied with all of the requirements of the WARN Act.
          (c) Except as disclosed in Section 4.16(c) of the Seller Disclosure Schedule, there are no material claims or proceedings pending or, to the Knowledge of any Sellers, threatened, between any Seller or International Subsidiary and any Employee. Except as

disclosed in Section 4.16(c) of the Seller Disclosure Schedule, no employee of any Seller or International Subsidiary is represented by a labor union and neither the Sellers nor any of their direct or indirect subsidiaries are party to, or otherwise subject to, any collective bargaining agreement or other labor union contract. No petition has been filed or proceedings instituted by an employee or group of employees of the Sellers or any of their direct or indirect subsidiaries with any labor relations board seeking recognition of a bargaining representative. No Seller is a party to or bound by, either directly or by operation of Law, any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition agreement or other legally binding commitment to any labor union, trade union or employee organization or group which may qualify as a trade union nor is any Seller subject to any union organization effort, nor is any Seller engaged in any labor negotiation. There are no, and within the prior three years there have not been any, (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Sellers, threatened against or involving any Seller or International Subsidiary, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or group of Employees. No Seller is or has been engaged in any unfair labor practices. No Seller or International Subsidiary has an obligation to make any severance or termination payment to any Employee upon termination of employment in excess of any amount payable under applicable Law.
          (d) To the Knowledge of the Sellers, except as set forth on Schedule 4.16(d) of the Seller Disclosure Schedule or heretofore disclosed to the Purchaser by Sellers in writing, no current senior executive, key employee or group of employees of any Seller or International Subsidiary has given notice of termination of employment.
          (e) The Sellers have provided to Purchaser copies of all executive employment agreements and are in material compliance with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and except as set forth in Schedule 4.16(e), severance or separation agreements.
          (f) There (a) is no investigation, audit or review pending (or, to the Knowledge of the Sellers, threatened) by any federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) with respect to any Seller or International Subsidiary, (b) are no actions, suits, inquiries, investigations, arbitrations, mediations or proceedings pending (or, to the Knowledge of the Sellers, threatened) against or affecting any Seller or International Subsidiary with respect to labor and employment matters, and (c) are no orders, judgments or decrees of, or before, any Governmental Entity having any effect on the operation of any Seller or International Subsidiary. No arbitration, court decision or governmental order to which any Seller or International Subsidiary is a party or is subject in any way limits or restricts any Seller or International Subsidiary from relocating or closing any of the operations of any Seller or International Subsidiary.
     4.17. Company Benefit Plans.
          (a) Section 4.17 of the Seller Disclosure Schedule contains a true and complete list of each Seller Plan. The Sellers have delivered or made available to the Purchaser accurate, true, current and complete copies of (i) all Seller Plans and related trust agreements, custodial agreements, administration agreements, investment management or investment advisory agreements, insurance contracts, annuity contracts or other funding instruments, (ii) the latest Internal Revenue Service determination or opinion letter obtained with respect to any such Seller Plan qualified or exempt under Section 401 or 501 of the Code, as applicable, and the results of discrimination testing for the most recently completed three (3) fiscal years for each such Seller Plan, (iii) Forms 5500 and certified financial statements for the most recently completed three (3) fiscal years for each Seller Plan required to file such form; (iv) the most recent actuarial report, if any, prepared by any such Seller Plan’s enrolled actuary, (iv) the current summary plan descriptions for each Seller Plan required to prepare and distribute summary plan descriptions, (v) all summaries furnished to Employees, officers or directors of the Sellers of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required, (vi) the form notifications to Employees of their rights under Section 4980B of the Code, (vii) the most recent employee handbooks, policies and statements of practices for each Plan, (viii) written descriptions of any unwritten plans, policies, practices, or arrangements, (ix) copies of any notices, letters or other correspondence from the IRS, DOL or The Pensions Regulator relating to the Seller Plans; and (x) with respect to any Seller Plan contributed to by the Sellers or any Subsidiary, or maintained for the benefit of any Employees (or former Employees or their dependents or beneficiaries) performing services outside of the United States (a “Foreign Seller Plan”), a copy of any valuation report or material correspondence with the pension trustees prepared with respect to any defined benefit pension plan.
          (b) Except as provided in Section 4.17 of the Seller Disclosure Schedule,
          (i) To Sellers’ Knowledge, each Assumed Plan has been established, administered and invested in accordance with its terms and in material compliance with all applicable Laws, and the Sellers have performed and complied in all material respects with all of their respective obligations under or with respect to the Assumed Plans. Each Seller Plan that is a “401(k) Plan” that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code, (a “Qualified Plan”) has received a determination or opinion letter from the Internal Revenue Service to the effect that such Assumed Plan is so qualified, and, to the Knowledge of the Sellers, nothing has occurred since the date of the most recent Internal Revenue Service determination or opinion letter, as applicable, that would reasonably be expected to materially and adversely affect the tax-qualified status of any Qualified Plan.
          (ii) No Seller nor any ERISA Affiliate has communicated to present or former Employees, or formally adopted or authorized for present or former Employees, any plan not disclosed pursuant to this Section 4.17 or any material change in any of the Seller Plans.
          (iii) There is no material action, order, writ, injunction, judgment or decree outstanding or proceeding, arbitral action, governmental audit, or investigation relating to, or seeking benefits under, any Assumed Plan that is pending or, to the Knowledge of the Sellers, threatened against any of Sellers (other than any claims for benefits under the Seller Plans in the Ordinary Course of Business). No Assumed Plan

has been the subject of governmental audit within the past three years that has resulted in a closing agreement, and the Sellers have not self-corrected any material defect within the preceding three years, nor is there any such self-correction or voluntary filing pending or expected to be made.
          (iv) All contributions or premiums required to be made by Sellers to or under each Seller Plan have been made in a timely fashion in accordance with applicable Law, the terms of the applicable Seller Plan, and no Seller has, and as of the Closing Date will not have, any actual or potential unfunded Liabilities with respect to any Seller Plans.
          (v) Each Assumed Plan that is a “nonqualified deferred compensation plan” that is subject to Section 409A of the Code has, between January 1, 2005 and December 31, 2009, been operated and administered in good faith compliance with Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”) and after December 31, 2009, in documenting and operational compliance with Section 409A, including the final Treasury Regulations issued thereunder.
          (vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event, including by reason of a termination of employment following such transaction) will result in forgiveness of Indebtedness or the acceleration, creation or increase of any rights of any person to benefits under any Assumed Plan assumed by the Purchaser in accordance with Section 1.4(d) (including the acceleration of the accrual or vesting of any benefits under any such Assumed Plan or the acceleration or creation of any rights under any employment, severance, retention, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment) or the obligation to take action to secure any benefits payable under any Assumed Plan.
          (vii) Each Seller and each ERISA Affiliate is and at all times has been in compliance with Sections 601 through 608 of ERISA (“COBRA”). Other than as required under Section 601 et seq. of ERISA, no Seller Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.
          (viii) With respect to any Assumed Plan that is subject to laws outside of the United States (a “Foreign Seller Plan”), except as set forth in Section 4.17(b)(ix) of the Seller Disclosure Schedule, (a) to the Seller’s Knowledge, such Foreign Seller Plan complies in a material respects with applicable non-U.S. law; (b) all required contributions to and premium payments on account of each Foreign Seller Plan required to be made prior to the date hereto have been timely paid or accrued and all required contributions to and premium payments on account of each Foreign Seller Plan required to be made through the Closing shall be made on or before the Closing Date; (c) there are no unfunded Liabilities under any Foreign Seller Plan and, in connection therewith, the assets of any Foreign Seller Plan that is a defined benefit pension plan exceed the Liabilities (determined on a termination basis) with respect to such Foreign Seller Plan; and (d) there are no severance or other benefits required by Law or the terms of any

Foreign Seller Plan to employees covered thereby by reason of the transactions contemplated by this Agreement. With respect to any Foreign Seller Plan, except as set forth in Section 4.17(b)(ix) of the Seller Disclosure Schedule, (x) all required contributions to and premium payments on account of each Foreign Seller Plan required to be made prior to the date hereto have been timely paid or accrued and all required contributions to and premium payments on account of each Foreign Seller Plan required to be made through the Closing shall be made on or before the Closing Date; (y) there are no unfunded Liabilities under any Foreign Seller Plan and, in connection therewith, the assets of any Foreign Seller Plan that is a defined benefit pension plan exceed the Liabilities (determined on a termination basis) with respect to such Foreign Seller Plan; and (z) there are no severance or other benefits required by Law or the terms of any Foreign Seller Plan to employees covered thereby by reason of the transactions contemplated by this Agreement.
     4.18. SEC Filings. On and prior to August 13, 2009, Champion filed all of the Champion SEC Documents, each of which, as finally amended or supplemented by a subsequently filed Champion SEC Document, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. To Sellers’ Knowledge, none of the Champion SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     4.19. Affiliate Matters. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, no (a) officer or director of any Seller or International Subsidiary, (b) entity in which any such officer or director owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by such officers or directors in the aggregate), or (c) Affiliate of any of the foregoing, has any interest in or is a party to: (i) any Contract with, or relating to, Sellers and the International Subsidiaries, their respective businesses, the Purchased Assets or the Assumed Liabilities; or (ii) any property (real, personal or mixed, tangible or intangible) used by the Sellers or the International Subsidiaries in the operation of the Business. Section 4.19 of the Seller Disclosure Schedule also sets forth a true, correct and complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any such Person described above by or to any Seller but solely with respect to the Business except for any compensation payable to such officers in their capacity as employees of the Sellers in the Ordinary Course of Business.
     4.20. Insurance Policies. Section 4.20 of the Seller Disclosure Schedule lists all material insurance policies owned or held by any Seller or International Subsidiary or otherwise applicable to the Business (the “Insurance Policies”) and each Seller has delivered or made available to the Purchaser a summary of all such Insurance Policies, including all occurrence based policies for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are, to Sellers’ Knowledge, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy.
     4.21. Environmental Matters. Except as set forth in Section 4.21 of the Seller Disclosure Schedule:
          (a) To Sellers’ Knowledge, none of the Sellers, the International Subsidiaries, Purchased Assets, or the Business is or has been in violation of, or noncompliant with, any Environmental Laws in any material respect.
          (b) To Sellers’ Knowledge, each of the Sellers and International Subsidiaries, the Purchased Assets, and the Business possesses, and has previously possessed, all material environmental Permits that are required for the operation of the Business, each is valid and in good standing, and no Seller or International Subsidiary has been advised by any Governmental Body of any actual or potential change in the status or terms and conditions of any such Permit, and all applications for renewal, extension, reissuance or modification of all material environmental Permits, or related submissions to any Governmental Body, have been made and no Seller has reason to believe that such application(s) will be denied, in whole or in part. Section 4.21 of the Seller Disclosure Schedule contains, to Sellers’ Knowledge, a description of all material environmental Permits currently held by Sellers in connection with the operation of the Business and their respective properties and assets, and identifies the nature, duration and renewal dates of and the issuing Governmental Body with respect to each such Permit.
          (c) Other than those solvents and other products customarily used and disposed of in small amounts in connection with property utilized for general office purposes, the operation of the Business does not involve the generation, usage, Release, handling, transportation, treatment, exposure of any Person to, storage or disposal of any Hazardous Materials and, to Sellers’ Knowledge, no underground storage tanks or surface impoundments are located at, on or under any of the Real Property.
          (d) To Sellers’ Knowledge, there is and has been no Release of or exposure to any Hazardous Materials at, on or under any property or facility currently or formerly owned, operated, occupied, or leased by any Seller or International Subsidiary, or at any location, that has formed or could reasonably be expected to result in any material Environmental, Health and Safety Liabilities against any Seller or International Subsidiary, the Purchased Assets, or the Business.
          (e) To Sellers’ Knowledge, there are no written claims or notices of violation for Environmental, Health and Safety Liabilities pending or, to the Knowledge of Sellers, threatened against any Seller or International Subsidiary, the Purchased Assets, or the Business, and, to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to result in any Environmental, Health, and Safety Liabilities.
          (f) To Sellers’ Knowledge, there are no natural resources, endangered species, wetlands, or protected habitat on or in the vicinity of any Real Property that would materially impair the Business as currently conducted.

          (g) To Sellers’ Knowledge, Sellers have delivered or made available to the Purchaser true and complete copies and results of any material written reports, Documents, studies, analyses, tests or monitoring possessed, in the custody or control of, or initiated by any Seller or International Subsidiary pertaining to any Hazardous Materials in, on or under any of the Real Property, or concerning compliance by any Seller or International Subsidiary, the Purchased Assets, or the Business with Environmental Laws.
     4.22. Customers, Vendors and Suppliers. Section 4.22 of the Seller Disclosure Schedule sets forth a complete and accurate list, as of January 2, 2010, of all Significant Customers and Significant Vendors/Suppliers in the United States, Canada and the United Kingdom. “Significant Customers” are the twenty customers that have purchased the most, in terms of dollar value, products or services sold by the Business during the year ended January 2, 2010. “Significant Vendors/Suppliers” are the twenty vendors and/or suppliers that have sold the most, in terms of dollar value, products or services to the Business during the year ended January 2, 2010. Except as set forth on Section 4.22 of the Seller Disclosure Schedule, true, correct and complete copies of all Contracts (other than purchase orders) with Significant Customers and Significant Vendors/Suppliers have been provided or made available to the Purchaser. No Significant Customer or Significant Vendor/Supplier has given any Seller or International Subsidiary notice terminating, canceling or materially reducing, or threatening to terminate, cancel or materially reduce, any Contract or relationship with Seller or International Subsidiary. No Significant Customer (i) has notified any Seller or International Subsidiary that the same no longer meets such Significant Customer’s quality specifications or any certification requirements imposed upon companies in the Business or (ii) to the Knowledge of Sellers, has threatened to terminate such Significant Customer’s Contract or relationship with Sellers. During the six-month period immediately preceding the Execution Date, there has been no material increase in the dollar amount of customer claims relating to the quality of the products or services of the Sellers and International Subsidiaries as compared with the comparable period of the preceding calendar year.
     4.23. Accounts Receivable. Section 4.23 of the Seller Disclosure Schedule sets forth (i) a complete and accurate list of the intercompany loans, as of January 2, 2010, and (ii) a complete and accurate list, as of January 2, 2010, of the Accounts Receivable of Sellers, excluding intercompany accounts and including an aging of all Accounts Receivable. There has been no material change to the intercompany accounts since January 2, 2010, other as a result of cancellations, contributions or transfers implemented at the request of the Purchaser in accordance with the terms of this Agreement. Sellers have provided reserves for Accounts Receivable (the “Seller Reserves”) in accordance with GAAP and Champion’s accounting policies, both as consistently applied in the Ordinary Course of Business by Sellers. On the Closing Date, Sellers will deliver to the Purchaser a complete and accurate list, as of a date within five Business Days of the Closing Date, of the Accounts Receivable, with detail regarding which are intercompany receivables and the specific relevant Seller or other Affiliate entities (obligor / obligee). To Sellers’ Knowledge, all Accounts Receivable represent valid obligations arising from bona fide business transactions in the Ordinary Course of Business. Subject to the Seller Reserves, there is no pending or, to Knowledge of Sellers, threatened material contest, claim, counterclaim, defense or right of set-off under any Contract or otherwise with any obligor of any Account Receivable relating to the amount or validity of such Account Receivable.

     4.24. Inventory. To Sellers’ Knowledge, all Inventory is in good and merchantable quality and is useable and saleable in the Ordinary Course of Business and none of it is slow-moving, obsolete, damaged or defective, except for those items the value of which has been reserved for in the related inventory reserves in accordance with GAAP and Sellers’ inventory policies, each as consistently applied by Sellers.
     4.25. Financial Statements. Sellers have delivered or made available to the Purchaser certain financial statements, including the following (collectively the “Financial Statements”): (a) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal year ended January 3, 2009 for Champion and its subsidiaries, and (b) unaudited consolidated balance sheets (the “Most Recent Balance Sheet”) and statements of income and cash flow as of and for the eleven (11) months ended December 5, 2009 for Champion and its subsidiaries. Except as disclosed in Section 4.25 of the Seller Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP (subject in the case of unaudited interim financials to year-end adjustments which will not be material) as applied on a consistent historical basis by the Sellers throughout the periods involved, present fairly, in all material respects, the financial condition of Champion and its subsidiaries as of such dates and the results of operations and cash flows of Champion and its subsidiaries for such periods, and are consistent, in all material respects, with the books and records of Champion and its Subsidiaries (which books and records are correct and complete in all material respects).
     4.26. Capital Expenditures. As of the Execution Date, Sellers have made available to the Purchaser the most recent capital spending plans of Champion and its subsidiaries relating to the Business or the Purchased Assets.
     4.27. Absence of Undisclosed Liabilities. Except as set forth in Section 4.27 of the Seller Disclosure Schedule, to Sellers’ Knowledge, Sellers do not have any material Liabilities, except (a) Liabilities (to the extent required by GAAP) reflected in the Most Recent Balance Sheet, (b) Liabilities that have arisen (or hereafter arise) after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which is or will be material), and (c) Liabilities that are or will be Excluded Liabilities.
     4.28. Warranties. Each Assumed Warranty Liability exists pursuant an express written contractual warranty substantially similar in substance to one of the forms set forth in Section 4.28 of the Seller Disclosure Schedule. To the Knowledge of the Sellers, none of the Assumed Warranty Liabilities provide for the payment of special, incidental, consequential, punitive or other monetary damages, and each such Assumed Warranty Liability provides for repair or replacement of the defective product as the sole remedy available to the warranty holder.
     4.29. Trade Payables and Administrative Expenses. As of January 2, 2010, aggregate trade payables of the Sellers did not exceed sixteen million U.S. dollars ($16,000,000). Section 4.29 of the Seller Disclosure Schedule sets forth a list of all vendors and other Persons to whom the Sellers owe, as of the execution date of this Agreement, post-petition trade payables and/or other administrative expenses in excess of $150,000.

     4.30. Permitted Encumbrances. To the actual knowledge of the Sellers, the Encumbrances described in Item 3. of Schedule 10.1(iii) do not, individually or in the aggregate, constitute or secure, material Liabilities and do not and would not have a material effect on the Purchaser’s ability to own and operate the assets encumbered thereby.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby makes the representations and warranties in this Article V to Sellers as of the Execution Date and as of the Closing Date (except with respect to representations and warranties made as of a particular date, which shall be deemed to be made only as of such date), except as qualified or supplemented by Sections in the Purchaser Disclosure Schedule attached hereto:
     5.1. Corporate Organization and Qualification. The Asset Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The New Holdco is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.
     5.2. Authority Relative to This Agreement. Each of the New Holdco and Asset Purchaser has the requisite limited liability company or corporate power and authority to (a) execute and deliver this Agreement, (b) execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser’s Documents”), and (c) perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser’s Document have been duly authorized by all necessary limited liability company or corporate action on behalf of the Purchaser. This Agreement has been, and at or prior to the Closing each Purchaser’s Document will be, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser’s Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Bankruptcy Exceptions.
     5.3. Consents and Approvals; No Violation.
          (a) Except as set forth on Section 5.3(a) of the Purchaser Disclosure Schedule, none of the execution and delivery by the Purchaser of this Agreement or the Purchaser’s Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, payment, amendment, termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of the Purchaser, (ii) any Contract (including but not limited to any Contracts related to financing) or Permit to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound, (iii) any order of any

Governmental Body applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii), and (iv), except as would not have or reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
          (b) Except as set forth on Section 5.3(b) of the Purchaser Disclosure Schedule and except as are required to operate the Business, no consent, waiver, approval, order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body or other Person nor any other Regulatory Approval is required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement (including to make and give the Credit Bid and Release at the Closing) or the Purchaser’s Documents, the compliance by the Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Purchaser of any other action contemplated hereby or thereby.
     5.4. Brokers and Finders. The Purchaser has not employed, and to the knowledge of the Purchaser, no other Person has made any arrangement by or on behalf of the Purchaser with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.
     5.5. Adequate Assurances Regarding Assigned Contracts. As of the Closing, Purchaser and, to the extent that the Purchaser assigns its rights to acquire any Assigned Contract in accordance with the terms of this Agreement, such assignee will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts. The Purchaser or any such assignee may, however, subject to the conditions set forth herein, elect to forego performing any actions and incurring such costs and expenses that may be required by an Assigned Contract counterparty or landlord under an Assumed Real Property Lease, in which event the relevant Assigned Contract or Assumed Real Property Lease shall be deemed to be a Non-Assumed Contract at Closing, unless otherwise agreed in writing by the Seller that is a party thereto. Assuming that the representations and warranties of the Sellers in Article IV are true and correct in all material respects, the Asset Purchaser will have, as of the Closing, the financial capability to satisfy and discharge, as and when due, the Assumed Liabilities and to perform its obligations under this Agreement.
ARTICLE VI.
EMPLOYEES
     6.1. Employees. The Asset Purchaser shall offer employment effective as of the Closing Date to substantially all current Employees of the Sellers in each facility that the Asset Purchaser acquires.
     6.2. Seller Plans.

          (a) Except as otherwise set forth in this Section 6.2, the Asset Purchaser shall take such actions as are commercially reasonable to adopt and assume, as of the Closing Date, each of the Assumed Plans, except such Seller Plans that are Assumed Plans by operation of law. The Sellers agree to cooperate with the Asset Purchaser in the assumption of the Assumed Plans, including adopting and effectuating any plan amendments to the Assumed Plans reasonably desired by the Purchaser, so long as such amendments are effective as of, or after, the Closing Date and are consistent with applicable Law. Twenty-eight (28) days before the Closing, the Sellers will supply the Asset Purchaser with (i) all records concerning participation, vesting, accrual of benefits, payment of benefits, and election forms of benefits under each Assumed Plan, and (ii) any other information reasonably requested by the Asset Purchaser as necessary or appropriate for the administration of each Assumed Plan. Effective as of the Closing (or such later date that an Employee becomes a Transferred Employee), each Transferred Employee shall cease to be covered by the Excluded Plans.
          (b) Each Employee who becomes an employee of the Asset Purchaser effective as of the Closing Date shall receive service credit, to the extent permissible under applicable law and in accordance with the terms of the Purchaser’s employee benefits plans and arrangements, for all service with Sellers or their respective Affiliates for purposes of eligibility, vesting and level of benefits (with respect to vacation and severance, if any), but not with respect to benefit accrual, provided that no such crediting shall require or cause the payment of benefits not otherwise payable pursuant to the terms of the Asset Purchaser’s employee benefits plans and arrangements or result in a duplication of benefits.
     6.3. WARN Act Liability. Seller shall be responsible for any and all obligations under the WARN Act which arise or result solely from any termination of employment by the Sellers or any of their respective Affiliates before the Closing Date. The Asset Purchaser shall be responsible only for any obligations under the WARN Act that arise as a result of actions taken by Purchaser on or subsequent to the Closing Date; provided, that any liability arising from an action taken by Purchaser in reliance on any inaccuracy in the disclosures required by Section 4.16(b) hereof shall remain Seller’s sole responsibility. For the avoidance of doubt, the New Holdco shall not be responsible for any obligations under the WARN Act pursuant to this Agreement.
     6.4. No Third-Party Beneficiaries.
          (a) Notwithstanding anything set forth in this Article VI, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Seller Plan or (ii) shall limit the right of the Asset Purchaser or any of its Affiliates to amend, terminate or otherwise modify any Assumed Plan following the Closing Date. No person shall have any claim pursuant to the terms of this Agreement, by reason of ERISA or otherwise.
          (b) Sellers and the Purchaser acknowledge and agree that all provisions contained in this Article VI with respect to current or former Employees are included for the sole benefit of Sellers and the Purchaser, and that nothing in this Article VI, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any current or former employees, directors, officers or consultants of Sellers, any participant in any Seller Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Purchaser or any of its Affiliates.
ARTICLE VII.
BANKRUPTCY COURT MATTERS
     7.1. Competing Bid and Other Matters.
          (a) If this Agreement is terminated pursuant to Sections 3.4(b), (c)(ii), (d), (e), (f))(i), (f)(ii), (f)(iii), f(iv), (f)(v), (f)(vi) or (f)(vii) the Purchaser shall be entitled to the reimbursement of, and the Sellers shall promptly reimburse the Purchaser in cash for, any and all Reimbursable Expenses in an amount not to exceed, when taken together with the Termination Fee (subject to reduction as set forth under subsection (b) below), $4,000,000 (the “Expense Reimbursement”), provided, however, that Purchaser’s entitlement to such Expense Reimbursement in connection with the Termination of this Agreement pursuant to Sections 3.4(c)(ii), (d), (f)(i) or (f)(v) shall not be available to Purchaser, unless Purchaser has used its commercially reasonable efforts to comply with the requirements of such Sections, and provided further that the Purchaser’s entitlement to the Expense Reimbursement pursuant to Section 3.4(f)(iv) shall not be available to Purchaser unless the Sellers failure to fulfill the conditions set forth in Section 9.3(c) include the failure to assume or assign the Assigned Contracts, as applicable.
          (b) If this Agreement is terminated pursuant to Sections 3.4(b) or 3.4(f)(vi), the Purchaser shall be entitled to the payment of a fee equal to $3,000,000 (the “Termination Fee”) in addition to the Expense Reimbursement, and the Sellers shall promptly pay to the Purchaser Termination Fee by wire transfer of immediately available funds.; provided, however, that the Termination Fee shall be reduced on a dollar-for-dollar basis to the extent that the aggregate amount of the Expense Reimbursement and the Termination Fee paid to Purchaser exceeds $4,000,000.
          (c) Without limiting any rights or remedies under the DIP Loan Documents or First Lien Loan Documents, this Expense Reimbursement is to reimburse the Purchaser for reasonable Reimbursable Expenses. The obligations of Sellers to pay the Expense Reimbursement (i) shall be entitled to superpriority administrative expense claim status under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code, (ii) shall not be subordinate to any other administrative expense claim against the Sellers and shall be pari pasu to any superpriority claim granted under the DIP Order, provided that the Expense Reimbursement shall have priority over the DIP Liens (as defined in the DIP Order), and that the priorities for payment of the Termination Fee and Expense Reimbursement set forth herein shall in all events be subordinated to any carve-out for professional fees and expenses included in the DIP Order, or any adequate protection order in existence at the time the Expense Reimbursement is approved, and (iii) shall survive the termination of this Agreement in accordance with Section 3.6 hereof. The Bidding Procedures Order shall approve the Expense Reimbursement and the Termination Fee as set forth in this paragraph.

          (d) This Agreement and the transactions contemplated hereby are subject to Sellers’ right and ability to consider higher or better competing bids with respect to the Business and a material portion of the Purchased Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”). From the date of entry of the Bidding Procedures Order until the conclusion of the Sale Hearing, Sellers are permitted to, and may cause their representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers, in accordance with the Bidding Procedures Order, by any Person (in addition to the Purchaser and its Affiliates, agents and representatives) in connection with any sale or other disposition of the Business or a material portion of the Purchased Assets or the continuation of the Business as a reorganized, going-concern.
          (e) From the date of entry of the Bidding Procedures Order until the conclusion of the Sale Hearing, Sellers shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Business, and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable Law, including supplying information relating to the Business and the assets of Sellers to prospective purchasers, subject only to the provisions of the Bidding Procedures Order.
          (f) The Sellers shall promptly serve true and correct copies of the Sale Motion and all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules for the United States Bankruptcy Court for the District of Delaware and any other applicable order of the Bankruptcy Court.
          (g) For the avoidance of doubt, to the extent of any inconsistency between the terms and provisions of Section 7.1 or Section 7.2 and the sale and bidding procedures established in the Bidding Procedures Order, the terms and provisions of the Bidding Procedures Order shall govern and control.
     7.2. Sale Order. The Sale Order shall be entered by the Bankruptcy Court substantially in the form attached hereto as Exhibit C and otherwise in form and substance reasonably acceptable to Sellers and the Purchaser. The Sale Order shall, among other things, (a) approve, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Purchased Assets to the Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Sellers of their respective obligations under this Agreement; (b) authorize and empower Sellers to assume and assign to the Purchaser the Assigned Contracts; (c) authorize the Sellers to grant the Purchaser, other specified Persons and their respective Affiliates, successors and assigns the releases provided for in the Sale Order and (d) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to any Seller and grant the Purchaser the protections of Section 363(m) of the Bankruptcy Code. The Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that the Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. In the event that the Bankruptcy Court’s approval of the Sale Order shall be appealed, Sellers shall use reasonable efforts to defend such appeal. In the event that Purchaser chooses to close the transactions contemplated by this Agreement notwithstanding the pendency of an appeal of the Sale Order, Sellers shall continue to use reasonable efforts to defend such appeal, provided, however, such undertaking shall be contingent upon Purchaser’s agreement to reimburse Sellers, on terms and conditions reasonably acceptable to Sellers, for Sellers professional fees relating to such efforts, in amounts to be mutually agreed by Champion and the Purchaser.
ARTICLE VIII.
COVENANTS AND AGREEMENTS
     8.1. Conduct of Business of Sellers.
          (a) During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 3.4 or the Closing, except (1) for any limitations on operations imposed by the DIP Credit Agreement, the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 8.1 or (4) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), each Seller shall, and shall cause each of its direct and indirect subsidiaries to:
          (i) conduct the Business and operate and maintain the Purchased Assets in the Ordinary Course of Business in all material respects;
          (ii) use its commercially reasonable best efforts to (x) preserve the goodwill of and relationships with Governmental Bodies, customers, suppliers, vendors, lessors, licensors, licensees, contractors, distributors, agents, Employees and others having business dealings with the Business; and (y) comply in all material respects with all applicable Laws and, to the extent consistent therewith, preserve their material assets (tangible and intangible), including the IT Assets; and
          (iii) pay any administrative expenses as and when due from immediately available cash, cash generated from the operation of the Business and funds available pursuant to and in accordance with the DIP Credit Agreement.
          (b) During the period from the Execution Date and continuing until the earlier of the termination of this Agreement in accordance with Section 3.4 or the Closing, except (1) for any limitations on operations or other activities imposed by, or actions required by, the DIP Credit Agreement, the Bankruptcy Court or the Bankruptcy Code, (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement or as set forth on Schedule 8.1, or (4) with the prior written consent of the Purchaser each of the Sellers shall not and shall cause each of its direct and indirect subsidiaries not to:

          (i) mortgage, pledge or subject to any Encumbrance (other than a Permitted Encumbrance or any other Encumbrance which will be removed at Closing by effect of the Sale Order or otherwise) the Business or any of the Purchased Assets;
          (ii) sell, assign, license, transfer, convey, lease, surrender, relinquish or otherwise dispose of any of the Purchased Assets, except to the extent permitted by the DIP Loan Documents;
          (iii) other than in the Ordinary Course of Business, as required by a Bankruptcy Court order or as authorized by a Bankruptcy Court order entered on or prior to the Execution Date, cancel or compromise any material debt or claim or waive or release any material right of any Seller that constitutes a Purchased Asset or otherwise relates to the Business;
          (iv) (A) enter into any new Contract or renew any existing Contract requiring payments by Sellers in excess of $500,000 over the twelve-month period immediately following the execution thereof and (B) cancel, terminate, amend, modify, supplement or rescind any Material Contract or any terms of any Material Contract, except for the purpose of effecting any changes in applicable Law or implementing regulatory requirements or in response to a breach or default by the other party thereto;
          (v) abandon any rights under any Material Contract or breach any Material Contract in any material respect;
          (vi) incur any material expenditure associated with the Purchased Assets that would be an Assumed Liability;
          (vii) incur or permit to be incurred any Liability (other than in connection with the performance of any Non-Assumed Contracts or execution of any Contracts that are not Material Contracts in the Ordinary Course of Business) that would be an Assumed Liability, or would increase in any material respect the amount of the Assumed Liabilities;
          (viii) fail to replenish the Inventory of the Business in the Ordinary Course of Business;
          (ix) Hire any Person outside of the ordinary course of business or terminate any Employee other than for cause;
          (x) (A) with respect to any Employee who currently earn $75,000 or more annually, increase the salary, bonus or severance arrangements of such Employee or amend, modify, terminate or enter into any employment or severance Contract with such Employee and (B) with respect to all other Employees, take any of the foregoing actions other than in the Ordinary Course of Business;
          (xi) (A) enter into, amend or terminate any Seller Plan, (B) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Seller Plan to any current or former employee, officer or director, or other service provider of Sellers, (C) grant any new awards under any Seller Plan or (D) take any action to fund the payment of compensation or benefits under any Seller Plan to any current or former employee, officer or director, or other service provider of Sellers, except (X) in the case of Clauses (A) or (D), in the Ordinary Course of Business with respect to employees of Sellers who are not currently, and have never been, officers or directors of any Seller and (Y) in the case of all Clauses, to conform to applicable Law or as may be required under any Seller Plan that is in effect as of the date hereof;
          (xii) make or rescind any material Tax election or take any material Tax position (unless required by Law) or file any amended Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practices, or settle any Tax Liability, except in each case as would not reasonably be expected to result in Liability to the Purchaser or the Business;
          (xiii) institute, settle or agree to settle or modify in any manner that is adverse to the Business, the Purchased Assets or any International Subsidiary, any litigation, action or proceeding before any court or Governmental Body relating to the Purchased Assets and that is or will be an Assumed Liability;
          (xiv) (A) take any action that reasonably jeopardizes the validity of or results in the revocation, surrender or forfeiture of, any of the Material Permits necessary or desirable for the continued operation of the Business, (B) fail to use commercially reasonable efforts to prosecute with due diligence any material pending applications with respect to the Material Permits, including any renewals thereof, (C) with respect to the Material Permits, fail to make all filings and reports and pay all material fees necessary or reasonably appropriate for the continued operation of the Business of Sellers, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate or (D) fail to initiate appropriate steps to renew any Material Permits held by Sellers that are scheduled to terminate prior to or within sixty (60) days after the Closing or to prosecute, up to the Closing, any pending applications for any Material Permit, in each case, to the extent the same is transferrable or assignable;
          (xv) transfer, assign or abandon or grant any material rights or modify any existing rights under any Seller Intellectual Property, or enter into any settlement regarding the breach or infringement, misappropriation, dilution or other violation of any Intellectual Property right;
          (xvi) make, commit to make or incur any material Liability for capital expenditures except to the extent permitted by the DIP Loan Documents;
          (xvii) shut down or idle any manufacturing or other facility (other than any facility which is included among the Excluded Assets or which is shut down or idle as of the execution date of this Agreement);
          (xviii) enter into any collective bargaining agreement or other agreement with a labor union;

          (xix) other than in the ordinary course of business, incur any trade payable or administrative expense (or series of related trade payables or administrative expenses) in excess of $75,000;
          (xx) other than in the ordinary course of business, allow any International Subsidiary to incur any payable in excess of $75,000;
          (xxi) enter into any Contract to do any of the foregoing or agree to do anything prohibited by this Section 8.1(b).
          (c) Promptly after the Closing Date, Sellers will (i) revoke any filing, that they may have made heretofore with any Governmental Body relating to their use of the Purchased Names and of any like names or combinations of words or derivations thereof; (ii) at their expense, prepare and file with the appropriate Governmental Body appropriate documents, including, but not limited to, articles of amendment, changing their name so as to effectuate the same and promptly deliver evidence of such name change to the Purchaser; and (iii) cease using the Purchased Names, and any derivations thereof.
          (d) In addition to advancing funds (in accordance with Section 2.1(a)(iii) and the Wind-Down Budget) for the payment of an administrator designated by the Sellers to implement the wind-down of the Chapter 11 Case (the “Estate Administrator”), pursuant to the Wind-Down Budget, during the period between the Closing Date and the earlier of (A) entry of a final decree in the Chapter 11 Case and (B) the conversion or termination of the Chapter 11 Case, the Purchaser will make available to the Sellers certain individual employees (experienced in performing the relevant functions) on a cost-free basis and permit such individual employees to perform, at reasonable times on Business Days, the functions listed on Schedule 8.1(d) at the direction of the Sellers, conditioned upon the entry of a the Sale Order expressly providing that, other than making such employees so available, the Purchaser has no, and will not be subject to any, responsibility, fiduciary duty or Liability with respect to such functions or the individual employees’ performance of such functions.
     8.2. Access to Information.
          (a) Each of Sellers agrees that, between the Execution Date and the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, the New Equity Investors, the Purchaser and, subject to execution of confidentiality agreements reasonably satisfactory to Champion by Persons who have not already executed confidentiality agreements with Champion, their respective Affiliates (including, for purposes of this Section 8.2, any entity providing financing to such parties, including co-investors, if any) shall be entitled, through its officers, employees, counsel, accountants, advisors and other authorized representatives, agents and contractors (“Representatives”), to have reasonable access to and make such investigation and examination of the books and records, properties, businesses, assets, Employees, accountants, auditors, counsel and operations of Sellers and their direct and indirect subsidiaries as the New Equity Investors, the Purchaser, their respective Affiliates or their respective Representatives may deem reasonably appropriate, including access to the Real Property for conducting such tests, analyses, investigations and examinations thereof as is customary in connection with purchases of real property similar in nature to the Owned Real

Property and as is customary in connection with assignments of leases for leased premises similar in nature to the Leased Real Property, but nothing herein shall entitle Purchaser or any other Person to access to any of the foregoing to the extent the same are included among the Excluded Assets by reason of their being subject to or covered by privilege or by privacy laws. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances, including Sellers’ right to have its Representative accompany the Purchaser or its Affiliates or their respective Representatives upon the Leased Real Property at the time of any inspection or examination and shall be subject to restrictions under applicable Law. Pursuant to this Section 8.2, Sellers shall furnish to the Purchaser, its Affiliates and their respective Representatives such financial, operating and property related data and other information as such Persons reasonably request. Each of Sellers shall use commercially reasonable efforts to cause its Representatives to reasonably cooperate with the New Equity Investors, the Purchaser, their respective Affiliates and their respective Representatives in connection with such investigations and examinations, and the Purchaser shall, and use its commercially reasonably efforts to cause the New Equity Investors, their respective Affiliates and their respective Representatives to, reasonably cooperate with such Sellers and their respective Representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything to the contrary in this Section 8.2, in no event shall Purchaser, any New Equity Investor or the respective Affiliates or Representatives of Purchaser or any New Equity Investor have the right to perform or conduct (or cause to be performed or conducted) any boring or any other “invasive” testing of or at any Owned Real Property or Leased Real Property without, in each case, first obtaining Sellers’ written consent thereto.
          (b) From and after the Closing Date, Sellers shall give the New Equity Investors, the Purchaser, their respective Affiliates and their respective Representatives reasonable access during normal business hours to any offices, Employees, officers, Documents, personnel files and books and records of Sellers pertaining to the Business that are not acquired pursuant to the transactions contemplated by this Agreement. In connection with the foregoing, Sellers shall use commercially reasonable efforts to cause their Representatives to furnish to the New Equity Investors, the Purchaser, their respective Affiliates and their respective Representatives such financial, technical, operating and other information pertaining to the Business as the Purchaser, its Affiliates or their respective Representatives shall from time to time reasonably request and to discuss such information with such parties. Without limiting the generality of the foregoing, Sellers shall, and shall use commercially reasonable efforts to cause each of their Affiliates, Employees and officers to, cooperate with the Purchaser, its Affiliates and their respective Representatives as may reasonably be requested by the Purchaser for purposes of (i) enabling an independent firm selected by the Purchaser to conduct an audit of the Business, including access to Champion’s independent auditors’ working papers pertaining to the Business or the Purchased Assets including any environmental assessments (but not any Phase II or other “invasive” testing in respect of an Excluded Asset, which may only be conducted with Sellers’ further written consent); (ii) undertaking, with the consent of Champion, which consent shall not be unreasonably withheld or delayed, any study of the condition or value of the Purchased Assets; and (iii) undertaking any study relating to Sellers’ compliance with Laws; and Sellers acknowledge that information or access may be requested and used for such purpose.

          (c) From and after the Closing Date and subject to Section 8.11, Purchaser shall give the Sellers and their Representatives reasonable access during normal business hours to the books and records pertaining to the operation of the Business prior to the Closing. In connection with the foregoing, Purchaser shall use commercially reasonable efforts to cause their Representatives to furnish to the Seller and their Representatives such financial and operating information pertaining to the pre-Closing operation of the Business as the Sellers and their Representatives shall from time to time reasonably request and to discuss such information with such parties.
          (d) No information received pursuant to an investigation made under this Section 8.2 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of Sellers set forth in this Agreement or any certificate or other instrument delivered to the Purchaser in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Seller Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article IX.
     8.3. Assignability of Certain Contracts, Etc. To the extent that the assignment to the Purchaser of any Assigned Contract pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court, then, subject to the Sellers providing Purchaser prompt and reasonably detailed notice of any such circumstance, this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Assigned Contract or any right or interest therein unless and until such consent is obtained; provided, however, that the parties hereto will use their commercially reasonable efforts (which, for the avoidance of doubt, shall not include any obligation to incur any cost or expense, except in the case of the Sellers, to the extent that Purchaser agrees to reimburse Sellers on or after the Closing Date, on terms and conditions reasonably acceptable to Sellers, for such costs and expenses) before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, Sellers and the Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide, at Purchaser’s request, the Purchaser (such arrangement to be at the sole cost and expense of the Purchaser) with the benefits and obligations of any such Assigned Contract after the Closing and the Purchaser shall be responsible for performing all obligations under such Assigned Contract required to be performed by Sellers on or after the Closing Date to the extent that if such Assigned Contract were assumed by the Purchaser as of the Closing Date the obligations thereunder would have constituted an Assumed Liability.
     8.4. Rejected Contracts. Except for those Contracts described in Schedule 8.4, no Seller shall at any time reject any Assigned Contract and, on or prior to the Contract Designation Date, no Seller shall reject any other Contract in any bankruptcy proceeding on or following the date hereof without the prior written consent of the Purchaser. After the Contract Designation Date, Sellers shall provide written notice to the Purchaser at least three

Business Days in advance of the rejection of any Contract other than those described in Schedule 8.4..
     8.5. Further Agreements. Each of Sellers shall (a) promptly deliver to the Purchaser any mail or other communication received by them after the Closing Date and relating to the Purchased Assets, the International Subsidiaries, the Business or the Assumed Liabilities, (b) promptly transfer in immediately available funds to the Purchaser any cash, electronic credit or deposit received by such Seller but solely to the extent that such cash, electronic credit or deposit are Purchased Assets and (c) promptly forward to the Purchaser any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Purchased Assets. The Purchaser shall (x) promptly deliver to Sellers any mail or other communication received by it after the Closing Date and relating to the Excluded Assets or the Excluded Liabilities, (y) promptly wire transfer in immediately available funds to Sellers, any cash, electronic credit or deposit received by the Purchaser but solely to the extent that such cash, electronic credit or deposit are Excluded Assets and (z) promptly forward to Sellers any checks or other instruments of payment that it receives but solely to the extent that such checks or other instruments are Excluded Assets. From and after the Closing Date, Sellers shall refer all inquiries with respect to the Business, the Purchased Assets and the Assumed Liabilities to the Purchaser, and the Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to Sellers.
     8.6. Further Assurances.
          (a) Subject to the terms and conditions of this Agreement (including Section 7.2 and Section 8.3) and applicable Law, Sellers and the Purchaser shall use their respective commercially reasonable efforts (which, for the avoidance of doubt, shall not include any obligation to incur any cost or expense, except in the case of the Sellers, to the extent that Purchaser agrees to reimburse Sellers on or after the Closing Date, on terms and conditions reasonably acceptable to Sellers, for such costs and expenses) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters contemplated by this Section 8.6 and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the matters contemplated by this Section 8.6. Without limiting the foregoing, but still subject to the terms and conditions of this Agreement (including Section 7.2 and Section 8.3), following the Execution Date and until the date on which this Agreement is terminated in accordance with Section 3.4, the parties shall use their commercially reasonable efforts (which, for the avoidance of doubt, shall not include any obligation to incur any cost or expense, except in the case of the Sellers, to the extent that Purchaser agrees to reimburse Sellers on or after the Closing Date, on terms and conditions reasonably acceptable to Sellers, for such costs and expenses) to take (and to cause their respective subsidiaries to take) the following actions but solely to the extent that such actions relate to the transactions contemplated by this Agreement:
          (i) obtain any required consents, approvals (including Regulatory Approvals), waivers, Permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with, and applications and submissions to, any Governmental Body or third party and provide all such information concerning such party as may be necessary or reasonably requested in connection with the foregoing;
          (ii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby;
          (iii) take any and all reasonably necessary steps to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Body with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible;
          (iv) execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to transfer and assign fully to the Purchaser and its successors and assigns, all of the Purchased Assets, and for the Purchaser and its successors and assigns, to assume the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby; and
          (v) take any and all actions reasonably necessary to effect the transfer all of the Permits and include all such Permits in the Purchased Assets, but, in each case, only to the extent such Permits are transferrable.
          (b) Following the Execution Date and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 3.4, Sellers, on the one hand, and the Purchaser, on the other hand, shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Sellers or the Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.
          (c) The obligations of Sellers pursuant to this Section 8.6 shall be subject to any orders entered, or approvals or authorizations granted or required, by or under the DIP Credit Agreement, the Bankruptcy Court or the Bankruptcy Code (including in connection with the Chapter 11 Case), and each of Sellers’ obligations as a debtor in possession to comply with any order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.
     8.7. Preservation of Records. The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business, the Purchased Assets and Assumed Liabilities for a period of five (5) years from the Closing Date, in the case of the Purchaser, and until the closing of the Chapter 11 Case or the liquidation and winding up of Sellers’ estates, in the case of Sellers, and shall make such records available to the other party as may be reasonably required by such other party in connection with, among other things, any insurance claims by, actions or tax audits against or governmental investigations of Sellers or the Purchaser or any of their respective Affiliates or in order to enable Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Sellers or the Purchaser wishes to destroy such records at the end of the applicable required holding period such party shall first give sixty (60) days prior written notice to the other party and such other party shall have the right at its option and expense, upon prior written notice given to such party within such sixty (60) day period, to take possession of the records within one hundred and twenty (120) days after the date of such notice, or such shorter period as the liquidation and winding up of Sellers’ estates shall permit.
     8.8. Publicity. Prior to the Closing Date, the Sellers or the Purchaser may issue a press release or public announcement concerning this Agreement or the transactions contemplated hereby only with the prior written approval of the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of the disclosing party, such disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement. Without limiting the generality of the foregoing sentence, the party intending to make such release shall use its commercially reasonable efforts, consistent with such applicable Law or Bankruptcy Court requirement, to consult with the other parties with respect to the text thereof; provided, however, nothing herein shall be deemed to limit Sellers’ right to file this Agreement upon execution thereof with the Bankruptcy Court without Purchaser’s or any other party’s consent as contemplated by the motion heretofore filed by Sellers seeking approval of the Bid Procedures.
     8.9. Communication with Acquired Customers. Sellers and the Purchaser shall send a joint letter to the Acquired Customers, and, at Purchaser’s request, such landlords under the Assumed Real Property Leases as may be identified by Purchaser, in each case, in form and substance reasonably satisfactory to the Purchaser, at a mutually satisfactory time after the Bankruptcy Court’s entry of the Sale Order, which shall include, but not be limited to, advising the Acquired Customers (or landlord, as applicable) about the existence of (but not the terms of) this Agreement and the pending transfer of the Acquired Customer’s account (or if applicable, the landlord’s Assumed Real Property Lease) and underlying Assigned Contract from Sellers to the Purchaser. In addition, the Purchaser shall have the right, subject to the prior consent of Champion (which consent shall not be unreasonably withheld, conditioned or delayed), to contact and meet with any of Sellers’ joint venturers and other partners, any parties to any Assigned Contract (including any landlord under any Assumed Real Property Lease) and any lenders with respect to any Purchased Assets or Assumed Liabilities; provided, however, that prior to the entry of the Sale Order, Sellers shall have the right to participate in any such contact or meeting, including any contacts or meetings with Acquired Customers.
     8.10. Notification of Certain Matters. Sellers shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to Sellers, of (a) any notice or other communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing and (b) any written objection or proceeding that challenges the transactions contemplated hereby or the entry of the approval of the Bankruptcy Court. To the extent permitted by applicable Law, Sellers shall give prompt notice to the Purchaser of (i) the occurrence, or failure to occur, of any event, to Sellers’ Knowledge, that has caused any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any material respect, (ii) the failure of Sellers to materially comply with or satisfy any covenant to be complied with by it hereunder, (iii) any notice of any alleged violation of Law applicable to any Seller, Real Property, Purchase Assets, or the Business, (iv) the commencement of any investigation, inquiry or review by any Governmental Body with respect to the Business or that any such investigation, inquiry or review, to the Knowledge of any Seller, is contemplated, (v) the infringement or unauthorized use by any Person of any material Intellectual Property (of which any Seller has Knowledge), (vi) the execution of any Material Contract (and Sellers shall deliver or make available a copy thereof to the Purchaser) and (vii) any facts or circumstances, individually or in the aggregate, which, to the Knowledge of Sellers, have resulted in, or would reasonably be expected to result in, a Material Adverse Change.
     8.11. Confidentiality
          (a) From and after the Closing Date, the Sellers shall not (and shall use all commercially reasonable efforts to cause their Representatives and Affiliates to not) use or disclose to any Person other than the Purchaser and its Affiliates and Representatives, any confidential information concerning the Purchaser, the Business, the Assumed Liabilities or the Purchased Assets, except to the extent (i) required by applicable Law or legal process (including, without limitation, our chapter 11 reporting and disclosure requirements), (ii) such use or disclosure is required in connection with the consummation of the transactions contemplated by this Agreement or necessary for the enforcement of Sellers’ rights under this Agreement, or (iii) such information is or becomes generally available to the public through no fault of the Sellers or their Affiliates or Representatives. For the avoidance of doubt, nothing herein shall be deemed to limit or preclude Sellers from sharing any information whatsoever with (i) the Committee of Unsecured Creditors in the Bankruptcy Case at any time prior to the termination of the Chapter 11 Case, or (ii) subject to customary confidentiality restrictions, any other bidders or prospective bidders for all or any portion of the Purchased Assets at any time prior to entry of the Sale Order by the Bankruptcy Court.
          (b) From the Execution Date until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms, the Purchaser shall not (and shall use all commercially reasonable efforts to cause its Affiliates and Representatives to not) disclose to any Person other than its Representatives, Affiliates and financing or prospective financing sources and their respective Representatives (each of which Purchaser shall direct to comply with the confidentiality covenant contained in this sentence) any confidential information concerning the Seller or the Purchased Assets, unless (i) required by applicable Law or legal process, (ii) such disclosure is required in connection with the consummation of the transactions contemplated by the Agreement or necessary for the Purchaser’s or its Affiliate’s enforcement of rights under the Agreement, (iii) such information is or becomes generally available to the public through no fault of the Purchaser or its Affiliates or Representatives, or (iv) such information is or becomes available to the Purchaser, its Affiliates or Representatives

from a source other than the Sellers and their Affiliates or Representatives, which source is not to the knowledge of Purchaser otherwise bound by a confidentiality obligation.
     8.12. Notification of the Sale. In accordance with the timetable and in the manner set forth in the Bidding Procedures, the Sellers shall use commercially reasonable efforts to serve notice of the Sale Motion and related notices (including notices to be provided to counterparties of the Assigned Agreements) on all persons entitled to notice under the Bankruptcy Code and the Bankruptcy Rules including, providing notice to all known Persons who may have claims against any of the Sellers or their respective assets.
     8.13. Termination of Tax Sharing and Similar Agreements and Arrangements. Prior to the Closing Date, Sellers shall terminate (i) any Tax sharing agreement or arrangement or similar agreement or arrangement with any Governmental Body or any direct or indirect subsidiary or Affiliate of any Seller to which any Seller or any International Subsidiary is a party, (ii) any gain recognition agreement with any Governmental Body or direct or indirect subsidiary or Affiliate of any Seller, including without limitation any gain recognition agreement under Treasury Regulation Section 1.367(a)-8, to which any Seller or any International Subsidiary is a party and (iii) any powers of attorney with respect to or involving any Seller or any International Subsidiary, and, after the Closing, none of the Purchased Assets and no International Subsidiary shall be bound thereby or be subject to or have any liability thereunder. Any Seller that is a party to a gain recognition agreement under Treasury Regulation Section 1.367(a)-8 shall take such steps as may be necessary to recognize any gain referenced in such gain recognition agreement prior to the Closing Date, and Sellers shall bear any Liabilities with respect to such recognition of gain.
     8.14. Due Inquiry of Permitted Encumbrances. Prior to the Closing Date, the Sellers shall duly inquire as to the nature and amount secured of the Permitted Encumbrance described in Item 3. of Schedule 10.1(iii) and shall communicate the results of such inquiry to the Purchaser to the Purchaser’s reasonable satisfaction no later than 10 calendar days prior to the Closing.
ARTICLE IX.
CONDITIONS TO CLOSING
     9.1. Conditions Precedent to the Obligations of the Purchaser and Sellers. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller and Purchaser in whole or in part to the extent permitted by applicable Law, except that the condition precedent set forth in sub-clauses (c) and (d) may only be waived in a writing executed by each of the New Equity Investors, the Required DIP Lenders and Champion):
          (a) there shall not be in effect any statute, rule, regulation, executive order enacted, issued, entered or promulgated by, and there shall exist no claim, action, suit, investigation, litigation or proceeding (pending or threatened in writing) before, a Governmental

Body of competent jurisdiction restraining, enjoining or otherwise prohibiting or challenging the consummation of the transactions contemplated hereby;
          (b) the Bankruptcy Court shall have entered the Bidding Procedures Order and Sale Order (as provided in Article VII) and each of such orders shall be a Final Order and in form and substance reasonably satisfactory to Sellers and the Purchaser;
          (c) any waiting periods (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired and the parties shall have received any and all approvals required under applicable Canadian, E.U., U.K. or other Law relating to antitrust, competition or foreign investments shall have been obtained from the appropriate Governmental Body (and any applicable waiting periods under such applicable Laws shall have been terminated or expired).
          (d) The Definitive Debt Documents and the Definitive Equityholder Documents shall (i) be in form and substance satisfactory to, in the case of the New Equity Investors, the New Equity Investors and, in the case of the DIP Lenders, the Required DIP Lenders and (ii) have a level of conditionality satisfactory to the Sellers; provided that such determinations shall be made no later than the Interim Deadline (after which time this condition will be deemed satisfied unless the relevant parties terminate this Agreement on the Interim Deadline).
     9.2. Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Champion in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of the Purchaser set forth in Article V hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a certain date, which shall be true and correct as of such date as though made on and as of such date) except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby, and Sellers shall have received a certificate signed by an authorized officer of the Asset Purchaser, dated the Closing Date, to the foregoing effect;
          (b) the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;
          (c) the Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 3.3; and

          (d) the Purchaser shall have delivered all portions of the Purchase Price in accordance with Section 2.1.
     9.3. Conditions Precedent to the Obligations of the Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Purchaser in whole or in part to the extent permitted by applicable Law, except that the conditions precedent set forth in sub-clauses (e) may only be waived with the written consent of each New Equity Investor and the Required DIP Lenders):
          (a) Sellers shall have delivered to the Purchaser (i) a certified copy of the Sale Order (which shall contain the terms described in Section 7.2 and which shall be a Final Order) and (ii) copies of all affidavits of service of the Sale Motion or notice of such motion filed by or on behalf of Sellers (which service shall comply with Section 7.1(f));
          (b) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects (except with respect to representations and warranties of Sellers qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a certain date, which shall be true and correct as of such date as though made on and as of such date), and the Purchaser shall have received a certificate signed by an authorized officer of Champion, dated the Closing Date, to the foregoing effect, provided, however, that all such representations and warranties of Sellers shall lapse and be of no further force or effect after the Closing.
          (c) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Purchaser shall have received a certificate signed by an authorized officer of Champion, dated such Closing Date, to the forgoing effect;
          (d) Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 3.2;
          (e) Sellers shall have obtained all consents, approvals (including Regulatory Approvals), waivers, Permits, authorizations, licenses, registrations, qualifications or other permissions or actions required under applicable Law for the consummation of the transactions contemplated by this Agreement, and shall have given all necessary notices to, and made all filings with, and applications and submissions to, any Governmental Body or third party as required by applicable Law and provided all such information as may be necessary or reasonably requested relating to the transactions contemplated hereby; and such consents, approvals, waivers, Permits, authorizations, licenses, registrations, qualifications, permissions, notices and filings shall remain in full force and effect as of the Closing Date;
          (f) The Purchaser shall have obtained all Material Permits, and all such Material Permits shall remain in full force and effect as of the Closing Date, in each case to the extent necessary or reasonably desirable to operate the Business in the ordinary course as from the Closing Date; provided that Purchaser shall use commercially reasonable efforts, at

Purchaser’s sole cost and expense, to obtain all such Material Permits on or prior to the Outside Date;
          (g) The Department of Housing and Urban Development (or any of its certifying bodies) shall not have threatened in writing to suspend or terminate any certification or authorization to operate any of the manufacturing or other facilities to be transferred to Purchaser at the Closing.
          (h) CBS Monaco Limited shall have filed its fiscal year 2008 audited accounts with the U.K. Companies House and shall not have been struck off the corporate register, and there shall not be any ongoing proceedings that could result in the strike off of CBS Monaco Limited from the corporate register or the vacating of all assets of CBS Monaco Limited to the Crown.
          (i) Sellers shall have delivered to Purchaser, at least ten (10) Business Days before the Closing Date: (x) audited and unaudited financial statements, cash reports, updated reserve reports with respect to workers compensation and other potentially material liabilities of the Sellers, (y) reports with respect to each material facility of the Sellers evidencing that the representations and warranties of the Sellers set forth in Section 4.21 are true and correct in all material respects, and (z) such other information as may be reasonably requested by the Purchaser;
          (j) With respect to each Assumed Owned Real Property and each Assumed Real Property Lease, Purchaser shall have obtained, prior to the Interim Deadline, a commitment (which provides that it will remain in effect until at least 30 days after the Closing Date) from a national title insurance company selected by Purchaser to issue an ALTA extended coverage owner’s policy of title insurance (subject only to the requirement that the Sellers deliver at the Closing the documents described in Section 3.2(g) or Section 3.2(h), as applicable), insuring either (as applicable): (i) good and clear, record and marketable fee simple title in and to such Assumed Owned Real Property to be in Purchaser (or its designee), subject only to the Permitted Encumbrances and other title exceptions satisfactory to Purchaser, or (ii) a valid leasehold interest in and to such Assumed Real Property Lease to be in Purchaser (or its designee), which leasehold interest (but not the fee interest in the applicable property to which the Assumed Real Property Lease relates) is subject only to the Permitted Encumbrances and other title exceptions satisfactory to Purchaser;
          (k) Seller shall have achieved the minimum cash and working capital targets set forth on Schedule 9.3(k) and shall have delivered to Purchaser as of Closing a certificate of Champion’s chief financial officer certifying the same;
          (l) Sellers shall have provided evidence reasonably satisfactory to Purchaser with respect (i) to the transfer, cancellation or contribution of the intercompany loans and other intercompany accounts in a manner reasonably satisfactory to the Purchaser and in accordance with the terms set forth of Section 1.10 and (ii) termination in a manner reasonably satisfactory to the Purchaser of all tax sharing, gain recognition or similar agreements or arrangements of the Sellers and International Subsidiaries with any Governmental Body or any direct or indirect subsidiary or other Affiliate of any Seller in a manner reasonably satisfactory to the Purchaser and in accordance with the terms of Section 8.13;
          (m) To the extent that Sellers have rights under the applicable Assumed Real Property Leases to so extend, Sellers shall have delivered to the Purchaser documentation reasonably satisfactory to the Purchaser evidencing the extension of any Assumed Real Property Leases that Schedule 4.16(b) indicates have expired or will expire prior to the Closing;
          (n) The Sellers shall have designated the Estate Administrator;
          (o) As of the Closing Date, to Sellers’ Knowledge, none of the Encumbrances described in Item 3. of Schedule 10.1(iii) shall, individually or in the aggregate, constitute or secure material Liabilities or have, or reasonably be expected to have, a material effect on the Purchaser’s ability to own and operate the assets encumbered thereby as from the Closing Date, and a duly authorized officer of Champion shall have delivered a certificate to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, to such effect; and
          (p) Since the Reference Date there shall not have occurred a Material Adverse Change.
ARTICLE X.
ADDITIONAL DEFINITIONS
     10.1. Certain Definitions. As used herein:
          (a) “Accounts Receivable” means (i) any and all accounts receivable, trade accounts, loans, indebtedness and other amounts receivables (including overdue accounts receivable) owed to any of the Sellers relating to, or arising in connection with the operation and conduct of, the Business (excluding all intercompany receivables, loans and other indebtedness payable to or from any Seller) and any other rights of any of the Sellers to payment from third parties including, but not limited to those reflected in the books and records of the Sellers, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered, in each case owing to any of the Sellers; (ii) all other accounts or notes receivable of any of the Sellers and the full benefit of all security for such accounts or notes receivable arising in the conduct of the Business; and (iii) any and all claims, remedies or other right relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon.
          (b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          (c) “Alternative Transaction” means (i) the consummation of a sale or sales of a material portion of the Purchased Assets to a third party other than Purchaser, or (ii) the effective date of a plan of reorganization confirmed by Sellers that does not contemplate the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.
          (d) “Assumed Personal Property Leases” means the Personal Property Leases listed on Schedule 1.1(a).
          (e) “Auction” has that meaning ascribed to such term by the Bidding Procedures Order.
          (f) “Bidding Procedures Order” means an order substantially in the form attached hereto as Exhibit D.
          (g) “Building Codes” means all residential housing codes, including any Department of Housing and Urban Development (HUD) codes, Council of American Building Officials (CABO) codes, or local codes regulating modular and manufactured housing.
          (h) “Business” means any and all business activities of any kind that are conducted by Sellers, including, among other things, production of factory-built housing in the United States and Canada and production of steel-framed modular buildings in the United Kingdom.
          (i) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed.
          (j) “Cash and Cash Equivalents” means all of Sellers’ cash (including petty cash and checks received prior to the close of business on the Closing Date) checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities and other cash equivalents.
          (k) “Centerbridge” means Centerbridge Capital Partners, L.P.
          (l) “Champion SEC Documents” means all documents required to be filed by Champion with or to, as applicable, the SEC pursuant to the Securities Act or the Exchange Act that were filed on or prior to August 13, 2009.
          (m) “Code” means the Internal Revenue Code of 1986, as amended.
          (n) “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, license, commitment or instrument or other agreement, arrangement or commitment that is binding upon a Person or its property.
          (o) “Cure Costs” means the amounts necessary to cure all defaults, if any, and to pay all actual pecuniary losses, if any, that have resulted from such defaults, under the Assigned Contracts, in each case to the extent required by Section 365 of the Bankruptcy Code and any order of the Bankruptcy Court, which amounts (if not already paid or to be paid in the Ordinary Course of Business pursuant to an order of the Bankruptcy Court) shall, subject to objection by the relevant counterparties be identified to Purchaser on Schedule 10.1(o) at least 3 days prior to the Auction.
          (p) “Definitive Debt Documents” means the credit agreement providing for new term loans of the Asset Purchaser (or an Affiliate of the Asset Purchaser) and the notes evidencing such term loans, containing the terms and conditions set forth in the New Debt Facility Term Sheet.
          (q) “Definitive Equityholder Documents” means the definitive agreements and instruments containing the terms and conditions set forth in the Equityholder Arrangements Term Sheet.
          (r) “DIP Credit Agreement” means that certain Debtor in Possession Credit Agreement, dated as of November 15, 2009, by and among Champion, Champion Home Builders Co., the lenders from time to time party thereto (the “DIP Lenders”), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (in its capacity as Administrative Agent and Collateral Agent, the “DIP Agent”), as amended, modified, supplemented or restated from time to time.
          (s) “DIP Loan Documents” means the “Loan Documents” as defined in the DIP Credit Agreement, as such Loan Documents are amended, modified, supplemented or restated from time to time.
          (t) “DIP Modification Order” means the order of the Bankruptcy Court approving an amendment to the DIP Credit Agreement providing for the payment of certain reimbursable expenses under the DIP Credit Agreement.
          (u) “DIP Order” means the interim order or final order, as applicable, of the Bankruptcy Court approving the DIP Credit Agreement and authorizing the Debtors’ incurrence of postpetition secured financing under Section 364 of the Bankruptcy Code and use of cash collateral under Section 363 of the Bankruptcy Code.
          (v) “Documents” means all of Sellers’ written files, documents, instruments, papers, books, reports, records, tapes, minute books, stock ledgers, corporate seals, stock certificates, personnel files microfilms, photographs, letters, budgets, forecasts, plans, operating and production records, safety and environmental reports, data, studies and documents, House Plans, Tax Returns, ledgers, journals, title policies, surveys, appraisals, customer, client, supplier and vendor lists, referral sources, regulatory filings, operating data and plans, research and development reports, records and material, service and warranty records, technical documentation (design specifications, engineering information, test results, maintenance schedules, equipment logs, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.
          (w) “Employee” means an individual who, as of the applicable date, is employed by any Seller in connection with the Business.

          (x) “Employment Loss” means (i) an employment termination, other than a discharge for cause, voluntary departure or retirement, (ii) a layoff exceeding six (6) months, (iii) a reduction in hours of work of more than fifty percent (50%) in each month of any six (6) month period or (iv) or any similar employment action that (when aggregated with any other employment action) could trigger the notice requirements of the WARN Act or any other similar state law.
          (y) “Encumbrance” means any lien, encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, restrictive covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions, imperfections or defects of title or restrictions on transfer or use of any nature whatsoever.
          (z) “Environmental Laws” means all Laws relating to pollution or protection of health, safety, natural resources or the indoor or outdoor environment, or the generation, use, treatment, storage, handling, transportation or Release of, or exposure to, Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §300f et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar federal, state, provincial, municipal, foreign, and local statutes.
          (aa) “Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation, responsibility, or other Liability arising from or under any Environmental Law or with respect to any Hazardous Material, including those consisting of or relating to:
          (i) any environmental, health or safety matter or condition related to the Real Property (including on-site contamination or off-site contamination that has migrated from the Real Property at levels above applicable cleanup standards or action levels, and any occupational safety and health and regulation of any chemical substance or product);
          (ii) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense (including, but not limited to, reasonable attorneys fees) arising under any Environmental Law;
          (iii) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages, including the Encumbrance of any Real Property;

                    (iv) any other compliance, corrective or remedial measure required under any Environmental Law; or
                    (v) any Liability related to exposure to any Hazardous Material, including with respect to the manufacture, distribution, or sale of any product.
          (bb) “Equipment” means all equipment, machinery, vehicles, storage tanks, furniture, tools, office equipment, computer hardware, supplies, materials, fixtures and other tangible personal property of every kind and description and improvements and tooling, wherever located, including but not limited to, communications equipment, the IT Assets, and any attached and associated hardware, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto, to the extent such warranties are transferable, but excluding software and any other intangibles associated therewith except to the extent embedded in such Equipment and required to operate it.
          (cc) “Equityholder Arrangements Term Sheet” means the Summary of Equityholder Arrangements set forth as Exhibit F
          (dd) “ERISA Affiliate” means any entity which is, or at any relevant time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in regulations under Section 414(o) of the Code, any of which includes or included any Sellers.
          (ee) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (ff) “Final Order” means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction entered by the Clerk of the Bankruptcy Court or such other court on the docket in Sellers’ Chapter 11 Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.
          (gg) “First Lien Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 7, 2006, by and among Champion, the lenders from time to time party thereto (the “First Lien Lenders”), Credit Suisse, Cayman Islands Branch, as Administrative Agent (in its capacity as Administrative Agent, the “First Lien Agent”), as amended, modified, supplemented or restated from time to time.
          (hh) “First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement, as such Loan Documents are amended, modified, supplemented or restated from time to time.
          (ii) “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
          (jj) “Governmental Body” means any government, quasi governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state or local, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court or arbitrator (public or private) of competent jurisdiction.
          (kk) “Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos containing materials, lead and lead containing materials, polychlorinated biphenyls, mold, radon, hazardous building materials, including polybutylene pipe, urea formaldehyde insulation, formaldehyde or other preservative treated building material, drywall that emits hydrogen sulfide or other damaging/toxic substances (including that which is typically referred to as “Chinese drywall”), and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” (or words of similar meaning) under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.
          (ll) “House Plans” means all elevation plans, floor plans, foundation plans, specifications, data, know-how, formulae, compositions, designs, sketches, blueprints, photographs, graphs, drawings, samples, inventions and manufacturing or building methods and processes related to a modular and/or manufactured house, building or other structure.
          (mm) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          (nn) “Indebtedness” of any Person means, without duplication, (i) the interest in respect of, principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other

Persons secured by any Encumbrance (other than Permitted Encumbrances), on any property or asset of such Person (whether or not such obligation is assumed by such Person).
          (oo) “Intellectual Property” means all intellectual property and proprietary rights of any kind, including the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility models and industrial design registrations or applications (and all continuations, divisionals, continuations in part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including any registration and applications for any of the foregoing); (iv) trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know how, proprietary processes, formulae, algorithms, models, and methodologies; (v) computer software, computer programs, and databases (whether in source code, object code or other form); and (vi) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associated therewith.
          (pp) “Interim Deadline” means the date that is one Business Day prior to the due date for the submission of qualifying competing bids established by the Bidding Procedures Order.
          (qq) “Inventory” means all of Sellers’ inventories, wherever located, of raw materials, office supplies, works in progress, finished and unfinished goods, spare parts and replacement, component parts and all other materials and supplies that are used or consumed, or held for use or consumption, in connection with the operation of the Business.
          (rr) “IT Assets” means all of Sellers’ computers, computer software and databases (including source code, object code and all related documentation), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation that are used, or held for use, in connection with the operation of the Business.
          (ss) “Knowledge of Sellers” (or “Sellers’ Knowledge”) means the actual knowledge, after due inquiry, of William Griffiths, Phyllis Knight and Roger K. Scholten.
          (tt) “Laws” means all national, federal, state, provincial, municipal, local or foreign laws, statutes, common law, rules, codes (including Building Codes), regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued, promulgated, enforced or entered by, any and all Governmental Bodies, or other requirement or rule of law.

          (uu) “Leased Real Property” means all of the real property leased, subleased, licensed, used or occupied by any Sellers and used, or held for use, in connection with the operation of the Business.
          (vv) “Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, including all costs and expenses relating thereto.
          (ww) “Licensed Intellectual Property” means any Intellectual Property that is licensed to any Sellers, and used, or held for use, in connection with the operation of the Business.
          (xx) “MAK Capital” means MAK Capital Fund LP.
          (yy) “Material Adverse Change” means any change in, or effect on, the business, operations, assets, liabilities, or condition (financial or otherwise) of the Champion and its direct and indirect subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in the Agreement, is, or would be reasonably expected to be, materially adverse to the business, operations, assets, liabilities or condition (financial or otherwise) of the Business and the Purchased Assets, taken as a whole; or any war, escalation of hostilities, material act of terrorism, unscheduled closing of the New York Stock Exchange or NASD National Market or any other international securities trading market, or material adverse change in the liquidity of the fixed income or equity markets.
          (zz) “New Debt Facility Term Sheet” means the Term Loan Facility Term Sheet set forth as Exhibit G.
          (aaa) “New Equity Investors” mean Centerbridge, MAK Capital and Sankaty.
          (bbb) “NM Loans” shall have the meaning set forth in the DIP Credit Agreement
          (ccc) “Non-Assumed Contracts” means any Contracts to which any Seller is a party but that are not Assigned Contracts including the Contracts set forth on Schedule 10.1(ccc).
          (ddd) “Off the Shelf Software” means software, other than open source software, obtained from a third party (i) on general commercial terms and which continues to be widely available on such commercial terms, (ii) which is not distributed with or incorporated in any product or services of any Seller or any subsidiary of any Seller, (iii) which is used for business infrastructure or other internal purposes, and (iv) was licensed for fixed payments of less that $100,000 in the aggregate or annual payments of less than $50,000 per year.
          (eee) “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business consistent with past practice, taking into account the requirements of the Bankruptcy Code, the orders of the Bankruptcy Court and the DIP Credit Agreement for all periods following the filing of the Chapter 11 Case.
          (fff) “Owned Intellectual Property” means all Intellectual Property owned by any Sellers, and used, or held for use, in connection with the operation of the Business.
          (ggg) “Owned Real Property” means all real property owned by any of the Sellers and their subsidiaries
          (hhh) “Permits” means all notifications, licenses, certificationd, permits (including environmental, construction and operation permits), franchises, certificates, approvals, consents, waivers, clearances, exemptions, classifications, registrations, variances, orders, tariffs, rate schedules and other similar documents and authorizations issued by any Governmental Body to any Sellers and used, or held for use, in connection with the operation of the Business or applicable to ownership and/or lease of the Purchased Assets or assumption of the Assumed Liabilities.
          (iii) “Permitted Encumbrances” means: (i) in each case to the extent senior to the Encumbrances securing the obligations under the DIP Loan Documents, Encumbrances for utilities and current Taxes not yet due and payable; (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Purchased Assets which do not, individually or in the aggregate, adversely affect the operation of the Business and, in the case of any Assumed Owned Real Property or Assumed Leased Real Property, which do not, individually or in the aggregate, adversely affect the use or occupancy of such Assumed Owned Real Property or Assumed Leased Real Property as it relates to the operation of the Business or materially detract from the value of the Assumed Owned Real Property or Assumed Leased Real Property; (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law not violated in any material respect by the improvements located on the applicable property or by the current use, occupancy or operations of the applicable property; (iv) in each case to the extent senior to the Encumbrances securing the obligations under the DIP Loan Documents, materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course of Business (A) with respect to amounts not yet due and payable and that have not yet been filed of record, or (B) the validity of which are being contested by appropriate legal proceedings, conducted in good faith and with due diligence; (v) in each case to the extent senior to the Encumbrances securing the obligations under the DIP Loan Documents (or constituting Encumbrances securing until the Closing obligations under either the DIP Loan Documents or First Lien Loan Documents, as applicable), the Encumbrances listed or described in Schedule 10.1(iii); and (vi) such other Encumbrances or title exceptions as the Purchaser may approve in writing in its sole discretion.
          (jjj) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group.
          (kkk) “Petition Date” means the date on which the Sellers commence the Chapter 11 Case.

          (lll) “Real Property” means the Owned Real Property and the Leased Real Property.
          (mmm) “Regulatory Approvals” means any consents, waivers, approvals, orders, Material Permits, or authorizations required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder.
          (nnn) “Reimbursable Expenses” means any and all out-of-pocket fees and expenses (including the reasonable fees and disbursements of Latham & Watkins LLP up to a maximum amount of $75,000) incurred by or for the account of the Purchaser, the New Equity Investors or any of their respective Affiliates or representatives in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including filing and notification fees, and diligence review related costs and expenses, as well as the costs of complying with the terms of this Agreement and otherwise effectuating the transactions contemplated hereby.
          (ooo) “Release” means, with respect to any Hazardous Material, any release, threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient or indoor air.
          (ppp) “Required DIP Lenders” means DIP Lenders holding not less than sixty percent (60%) of obligations under the DIP Credit Agreement, after giving taking into account any pass-through of voting pursuant to participation arrangements; provided that such DIP Lenders include at least two holders of DIP Credit Agreement obligations that are not affiliates of each other or of any of the New Equity Investors
          (qqq) “Rights of Indemnity” means rights of indemnity, set-off, counterclaim or any similar action pursuant to or arising under any Contract relating to the acquisition or disposition of the capital stock or assets of Champion, any of its subsidiaries or any other entity, as the case may be.
          (rrr) “Roll-Up Loans” shall have the meaning set forth in the DIP Credit Agreement.
          (sss) “Sale Hearing” means the hearing to approve this Agreement and seeking entry of the Sale Order.
          (ttt) “Sale Motion” means the motion or motions of Sellers heretofore filed by Sellers in the Bankruptcy Case, seeking approval and entry of the Bidding Procedures Order and Sale Order.
          (uuu) “Sale Order” means an order substantially in the form attached hereto as Exhibit C and otherwise in form and substance reasonably satisfactory to Sellers and the Purchaser.

          (vvv) “Sankaty” means, collectively, Sankaty Credit Opportunities II, L.P., Sankaty Credit Opportunities III, L.P., Sankaty Credit Opportunities IV, L.P. and Sankaty Credit Opportunities IV (Offshore Master), L.P.
          (www) “SEC” means the U.S. Securities and Exchange Commission.
          (xxx) “Securities Act” means the Securities Act of 1933, as amended.
          (yyy) “Seller Intellectual Property” means any Intellectual Property that is owned by or licensed to Sellers, and used, or held for use, in connection with the operation of the Business.
          (zzz) “Seller Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), including all employee benefit plans which are “pension plans” (as defined in Section 3(2) of ERISA) and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, survivor benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies), whether written or oral with respect to which Seller or Purchaser has or may have any Liability and (ii) all employment, termination, bonus, severance, change in control or other similar contracts or agreements, in each case to which any Sellers is a party, with respect to which any Seller has any Liability or obligation or which are maintained by any Seller and to which any Seller contributes or is obligated to contribute with respect to current or former directors, officers, consultants and employees of any Seller or with respect to which Purchaser could have any Liability.
          (aaaa) “Specified Letters of Credit” means any Existing Letter of Credit which the beneficiary does not surrender for cancellation in connection with the replacement thereof as contemplated by Section 1.4(p).
          (bbbb) “Tax” and “Taxes” mean any and all taxes, charges, fees, tariffs, duties, impositions, levies or other assessments, imposed by any Governmental Body, and include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, Taxes.
          (cccc) “Tax Period” means any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.
          (dddd) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.
          (eeee) “WARN Act” means the United States Worker Adjustment and Retraining Notification Act, the rules and regulations promulgated thereunder, and any similar Laws concerning plant closings or mass layoffs.

          (ffff) “Wind-Down Budget” means the budget attached hereto as Schedule 10.1(ffff), which shall include (i) any administrative and priority claims of the Chapter 11 Case that remain unpaid as of the Closing Date and/or that are anticipated to be incurred, allowed and/or paid after the Closing Date and without duplication of any claims assumed pursuant to Section 1.4 hereof and (ii) without duplication, the amounts necessary to administer the Chapter 11 Case and confirm and consummate a liquidating plan of reorganization in the Chapter 11 Case.
ARTICLE XI.
TAXES
     11.1. Additional Tax Matters.
          (a) Any Transfer Tax which may be payable by reason of the sale of the Purchased Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated herein shall be borne and timely paid by the Asset Purchaser in an amount not to exceed one million U.S. dollars ($1,000,000).
          (b) The Purchaser shall, within the later of (i) 120 days after the Closing Date, or (ii) 30 days prior to the date by which Champion’s federal income Tax Returns must be filed, prepare and deliver to Champion for its consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required for federal income tax to be treated as Purchase Price) among the Purchased Assets (such schedule, the “Allocation”). If Champion raises any objection to the Allocation within twenty (20) days of the receipt thereof, the Purchaser and Champion will negotiate in good faith to resolve such objection(s). The Purchaser, Sellers and Champion shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation as finally agreed upon, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Body or any other proceeding) without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser, Champion, or Sellers from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Allocation, and neither Purchaser, Champion or Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging such Allocation. The Purchaser, Sellers and Champion shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. If and to the extent the parties are unable to agree on such Allocation, the parties shall retain a mutually agreed upon accounting firm of national repute to resolve such dispute. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 11.1(b) shall survive the Closing without limitation.
          (c) Whenever it is necessary to apportion Taxes for a Tax Period that begins before and ends after the Closing Date (a “Straddle Period”) between the portion of the Straddle Period that ends on the Closing Date and the portion of the Straddle Period beginning after the Closing Date, (i) real, personal and intangible property Taxes (“Property Taxes”) for the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes (other than Property Taxes) shall be computed as if such taxable period ended as of the close of business on the Closing Date.
ARTICLE XII.
MISCELLANEOUS
     12.1. Payment of Expenses. Except as otherwise provided in this Agreement, the DIP Credit Agreement or the First Lien Credit Agreement and whether or not the transactions contemplated hereby are consummated, Sellers and the Purchaser shall, subject to the right of the Purchaser to the Expense Reimbursement under the circumstances set forth in Section 7.1 hereof, bear their own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     12.2. Survival of Representations and Warranties; Survival of Covenants. The parties hereto agree that the representations and warranties contained in this Agreement shall expire upon the Closing Date. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive in accordance with the terms of the particular covenant or until fully performed.
     12.3. Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought (including, for the avoidance of doubt, third party beneficiaries of this Agreement). No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except in each case as otherwise provided in this Agreement, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.
     12.4. Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     12.5. Governing Law. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.
     12.6. Jurisdiction, Waiver of Jury Trial, Venue.
          (a) THE BANKRUPTCY COURT WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK WILL HAVE SOLE AND EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.
          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY, AND EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS SET FORTH IN SECTION 12.6(a) ABOVE.
     12.7. Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:
     If to Sellers, to:
Champion Enterprises, Inc.
755 W. Big Beaver Road, Suite 1000
Troy, Michigan 48084
Attention: William Griffiths

     With a copy (which shall not constitute effective notice) to:
Pachulski Stang Ziehl & Jones LLP
919 North Market Street
17th Floor
Wilmington, DE 19899-8705
Attm: Laura Davis Jones
     If to the Purchaser, to:
Champion Enterprises Holdings, LLC
c/o Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, NY 10152
Fax: (212) 672-5001
Attn: David Trucano
c/o MAK Capital
590 Madison Ave Ste 902
New York, NY 10022
Attn: David Smith
c/o Sankaty Advisors, LLC
111 Huntington Avenue
Boston, MA 02199
F: (617) 516 2010
Attn: Michael Bevacqua
     With a copy (which shall not constitute effective notice) to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attn: Alyson Allen
          Patrick Diaz
     or to such other Persons or addresses as may be designated in writing by the party to receive such notice.
     12.8. Third Party Beneficiaries. Each of the New Equity Investors and the DIP Lenders shall be third party beneficiaries to those sections of this Agreement in which reference is made to them. Except as provided in the foregoing sentence, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.

     12.9. Binding Effect; Assignment. This Agreement shall be binding upon the Purchaser and, subject to entry of the Bidding Procedures Order (with respect to the matters covered thereby) and the Sale Order, Sellers, and inure to the benefit of the parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Chapter 11 Case or any successor Chapter 7 case. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that the New Holdco and the Asset Purchaser may assign its rights and obligations hereunder in whole or in part to one or more of its respective Affiliates or wholly owned subsidiaries (subject to the next succeeding sentence but not otherwise subject to the consent of any other party). No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Asset Purchaser, the New Holdco and the Purchaser, as applicable, shall also apply to any such assignee unless the context otherwise requires.
     12.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     12.11. Bulk Sales Laws; Cooperation Regarding Sales or Use Tax Matters. The Sale Order shall provide that bulk sale laws do not apply to the transaction contemplated by this Agreement. The parties shall use their reasonable efforts to cooperate to the extent necessary to obtain a reduction in, or exemption from, any applicable sales or use Taxes.
     12.12. Injunctive Relief. The parties agree that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by the Sellers and Purchaser, and, accordingly, the Purchaser and Sellers shall be entitled to injunctive relief with respect to any such breach by the other(s), including specific performance of such covenants, promises or agreements or an order enjoining the Purchaser or Sellers, as applicable, from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement by the Sellers or Purchaser, as applicable. The rights set forth in this Section 12.12 shall be in addition to any other rights which the Purchaser and Sellers may have at Law or in equity pursuant to this Agreement.
     12.13. Non Recourse. Except as expressly contemplated by this Agreement, no past, present or future director, officer, employee, incorporator, member, partner or equityholder of Sellers, the New Holdco or the Asset Purchaser shall have any liability for any obligations or liabilities of Sellers or the Purchaser under this Agreement or Sellers’

Documents or the Purchaser’s Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     12.14. No Waiver or Release. Notwithstanding anything herein to the contrary, all terms, conditions, covenants, representations and warranties contained in the DIP Loan Documents or First Lien Loan Documents, and all rights, powers and remedies of the DIP Agent, the DIP Lenders, the First Lien Agent and First Lien Lenders and all of the obligations of the Debtors (as defined in the DIP Loan Documents or First Lien Loan Documents, as applicable) and other Credit Parties (as defined in the DIP Loan Documents or First Lien Loan Documents, as applicable) thereunder (including the obligation to reimburse the First Lien Agent and First Lien Lenders for fees and expenses incurred in connection with preparation and negotiation of this Agreement, if any, to the extent set forth therein), are reserved and are not amended, modified, limited or otherwise affected by the terms and conditions of this Agreement.
     12.15. Time of the Essence. Time is of the essence in the performance of each of the obligations of the parties and with respect to all covenants and conditions to be satisfied by the parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith.
     12.16. Certain Interpretations.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          (i) All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.
          (ii) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
          (iii) The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
          (iv) The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless or whether such words or similar words actually appear).
          (v) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

          (vi) Any reference in this Agreement to $ shall mean U.S. dollars.
          (vii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          (viii) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          (b) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

NEW HOLDCO: CHAMPION ENTERPRISES HOLDINGS, LLC
By:
Name:
Title:

ASSET PURCHASER: NEW CHAMPION HOMES, INC.
By:
Name:
Title:

SELLERS: CHAMPION ENTERPRISES, INC., a Delaware corporation
By:
Name:
Title:

EXHIBIT A
FORM OF BILL OF SALE
     THIS BILL OF SALE dated as of                     , 2010 by Champion Enterprises, Inc., a Michigan corporation (“Champion”) and the domestic subsidiaries of Champion set forth on the signature pages hereto (collectively with Champion, the “Sellers” and each, a “Seller”), in favor of                                         , a                                           (the “Purchaser”).
     WHEREAS, the parties hereto have entered into an Asset Purchase Agreement dated as of February 5, 2010 (the “Purchase Agreement”) providing for the purchase by the Purchaser of certain assets of Sellers, and the parties now desire to carry out such transaction by Sellers’ execution and delivery to the Purchaser of this instrument evidencing the vesting in the Purchaser of all of the assets and rights of Sellers hereinafter described. Capitalized terms used but not defined herein have the meanings given them in the Purchase Agreement.
     NOW, THEREFORE, in consideration of the premises and of other valuable consideration to Sellers in hand paid by the Purchaser, at or before the execution and delivery hereof, the receipt and sufficiency of which by Sellers are hereby acknowledged, Sellers hereby convey, grant, bargain, sell, transfer, set over, assign, remise, release, deliver and confirm unto the Purchaser, its successors and assigns forever, effective as of 12:01 a.m. EDT on the date hereof (the “Effective Time”), all of Sellers’ right, title and interest in and to                                free and clear of all Encumbrances (other than Permitted Encumbrances) to the extent provided in the Sale Order; provided that the transfer of the Foreign Subsidiary Stock shall be deemed to have occurred prior to the transfer of any other Purchased Asset.
     The Sellers hereby covenant that, from time to time after the delivery of this instrument, at the Purchaser’s request and sole expense and without further consideration, Sellers will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required to more effectively convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, [any of the Purchased Assets]; provided that this covenant shall not include any obligation to incur any cost or expense, except in the case of the Sellers, to the extent that Purchaser agrees to reimburse Sellers, on terms and conditions reasonably acceptable to Sellers, for such costs and expenses).
     Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than the Purchaser and its successors and assigns, any remedy or claim under or by reason of this instrument or any terms, covenants or condition hereof, and all of the terms, covenants and conditions, promises and agreements in this instrument contained shall be for the sole and exclusive benefit of the Purchaser and its successors and assigns.
     This instrument is executed by, and shall be binding upon, each Seller and its successors and assigns for the uses and purposes above set forth and referred to, effective as of the Effective Time.

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     This instrument shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, without regard to its conflict of law principle provisions.
     To the extent this Bill of Sale is inconsistent with any terms or conditions of the Purchase Agreement (including the provisions of Section 1.10 and 12.6 thereof), the terms and conditions of the Purchase Agreement shall control.
     This instrument may be executed in counterpart signature pages, all of which when so executed and attached hereto shall constitute one and the same original.
     IN WITNESS WHEREOF, Sellers have executed this Bill of Sale or caused this Bill of Sale to be executed on their behalf by a duly authorized officer of each Seller as of _________, 2010.

SELLERS: CHAMPION ENTERPRISES, INC., a Michigan corporation
By:
Name:
Title:

A-2

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into as of                     , 2010 by and among Champion Enterprises, Inc., a Michigan corporation (“Champion”) and the domestic subsidiaries of Champion set forth on the signature pages hereto (collectively with Champion, the “Assignors”) and New Champion Homes, Inc., a Delaware corporation (the “Assignee”).
WITNESSETH:
     WHEREAS, Assignors and Assignee entered into that certain Asset Purchase Agreement dated as of February 5, 2010 (the “Purchase Agreement” capitalized terms used but not otherwise defined herein have the meanings given them in the Purchase Agreement); and
     WHEREAS, pursuant to the Purchase Agreement, Assignors have agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignors, as set forth herein and therein.
     NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:
     1. Effective as of 12:01 a.m. EDT on the date hereof, Assignors hereby sell, transfer and assign (collectively the “Assignment”) to Assignee, and Assignee hereby assumes and agrees to pay and discharge, the Assumed Liabilities, as defined in and in accordance with Section 1.3 of the Purchase Agreement.
     2. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     3. This Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, without regard to its conflict of law principle provisions.
     4. To the extent this Agreement is inconsistent with any terms or conditions in the Purchase Agreement, the Purchase Agreement (including the provisions of Sections 1.10 and 12.6 thereof) shall control.
     5. This Agreement may be executed in counterpart signature pages, all of which when so executed and attached hereto shall constitute one and the same original.
[Signatures appear on next page.]

B-1

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first set forth above.

ASSIGNORS: CHAMPION ENTERPRISES, INC., a Delaware corporation
By:
Name:
Title:

ASSIGNEE: NEW CHAMPION HOMES, INC., a Delaware corporation
By:
Name:
Title:

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EXHIBIT C
FORM OF SALE ORDER

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EXHIBIT D
FORM OF BIDDING PROCEDURES ORDER

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EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
(REAL PROPERTY LEASES)
     This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is entered into as of _________, 2010 by [Seller], a [•] (the “Assignor”) and New Champion Homes, Inc., a Delaware corporation (the “Assignee”).
WITNESSETH:
     WHEREAS, Assignor [and certain of its Affiliates] and Assignee entered into that certain Asset Purchase Agreement dated as of February 5, 2010 (the “Purchase Agreement” capitalized terms used but not otherwise defined herein have the meanings given them in the Purchase Agreement); and
     WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign Assignor’s right, title and interest as [tenant] under that certain [IDENTIFY LEASE AGREEMENT] (the “Lease”) to Assignee, and Assignee has agreed to assume certain obligations of Assignor which are applicable to the period, and required to be performed, from and after the date hereof, as set forth herein and therein.
     NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:
     1. Effective as of 12:01 a.m. EDT on the date hereof, Assignor hereby sells, transfers and assigns (collectively the “Assignment”) to Assignee all of the right, title and interest of Assignor in, to and under the Lease, including all of the right, title and interest of Assignor in and to any security deposits, prepaid rents and any other sums paid or deposited by Assignor to or with the landlord under the Lease, and Assignee hereby accepts the within assignment and assumes and agrees to perform and comply with and to be bound by all the terms, covenants, agreements, provisions and conditions of the Lease on the part of the tenant thereunder which are applicable to the period, and required to be performed, from and after the date hereof.
     2. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     3. This Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York, without regard to its conflict of law principle provisions.
     4. To the extent this Agreement is inconsistent with any terms or conditions in the Purchase Agreement, the Purchase Agreement (including the provisions of Sections 1.10 and 12.6 thereof) shall control.

     5. This Agreement may be executed in counterpart signature pages, all of which when so executed and attached hereto shall constitute one and the same original.
[Signatures appear on next page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first set forth above.

ASSIGNOR: a _______________________
By:
Name:
Title:

ASSIGNEE: a _______________________
By:
Name:
Title:

EXHIBIT F
SUMMARY OF EQUITYHOLDER ARRANGEMENTS

F-1

EXHIBIT G
TERM LOAN FACILITY TERM SHEET

G-1